                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): November 29, 2002
                                                         ------------------


                                PerkinElmer, Inc.
                      ------------------------------------
               (Exact Name of Registrant as Specified in Charter)


             Delaware                  1-5075                   04-2052042
--------------------------------------------------------------------------------
(State or Other Jurisdiction         (Commission               (IRS Employer
       of Incorporation)             File Number)            Identification No.)


45 William Street, Wellesley, Massachusetts                       02481
--------------------------------------------------------------------------------
 (Address of Principal Executive Offices)                       (Zip Code)


       Registrant's telephone number, including area code: (781) 237-5700
                                                           --------------


                                 Not Applicable
              ------------------------------------ ---------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  OTHER EVENTS.

         PerkinElmer, Inc., a Massachusetts corporation, is filing this current report on Form 8-K for the purpose of filing with the Securities and Exchange Commission its consolidated financial statements as of and for the fiscal years ended December 30, 2001 and December 31, 2000 and our related Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as selected historical financial information.

         We are also filing this current report on Form 8-K for the purpose of filing with the SEC our press release dated November 29, 2002 announcing our planned private placement of senior subordinated notes.

         On November 26, 2002, we received a report from Deloitte & Touche LLP on our consolidated financial statements without qualification, emphasis of matter or other modification as of and for the fiscal years ended December
30, 2001 and December 31, 2000. These financial statements were prepared solely for the purpose of reflecting, for the periods specified above, our previously announced reclassification of our Fluid Sciences business unit as a continuing operation and our Telecommunications Component and Entertainment Lighting businesses as discontinued operations.

         In October 2001, our Board of Directors approved a plan to sell our Fluid Sciences business unit, at which time the business was reflected as a discontinued operation in our consolidated financial statements in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Due to external market conditions, we did not complete the sale of this business within the one-year time period afforded by APB No. 30. Accordingly, our Fluid Sciences business unit is now included within our consolidated results from continuing operations for our 2001 and 2000 fiscal years.

         In June 2002, our Board of Directors approved a plan to shut down our Telecommunications Component business and a plan to sell our Entertainment Lighting business as part of our continued efforts to focus on higher growth opportunities. These businesses are reflected as discontinued operations for our 2001 and 2000 fiscal years.

         We previously announced the formation of our Life and Analytical Sciences business unit in October 2002. We combined our Life Sciences and Analytical Instruments businesses to improve operational scale. We expect that, as a result of the combination of our Life Sciences and Analytical Instruments businesses, various restructuring charges may be necessary in the fourth quarter of 2002.

         We are targeting annualized cost savings from the combination of our Life Sciences and Analytical Instruments businesses of between $30.0 million and $45.0 million. Because we anticipate that the benefits of the combination of these businesses will not be fully realized until 2004, we are targeting cost savings of between $12.0 million and $25.0 million in 2003. While we believe these cost savings to be reasonable, they are estimates that are inherently difficult to predict and are necessarily speculative in nature. In addition, we cannot be sure that unforeseen factors will not offset the estimated cost savings or other benefits from the integration. As a result, our actual cost savings, if any, could differ or be delayed, compared to our estimates.

         We disclosed in our quarterly report on Form 10-Q for the quarter ended September 29, 2002 that, over the first three quarters of 2002, our operating results were adversely affected by downturns in many of the markets we serve, including the pharmaceutical, biomedical, semiconductor and aerospace markets. Current economic conditions have caused a decrease in capital spending by many of our customers, which in turn has adversely affected our sales and business. These trends have continued in the fourth quarter of 2002 and may continue in 2003.

                      PRESENTATION OF FINANCIAL INFORMATION

         In this current report on Form 8-K, we refer to our audited consolidated financial statements for the fiscal years ended December 30, 2001 and December 31, 2000 and the related notes, together with the independent auditors' reports thereon, as our audited consolidated financial statements. We have prepared our audited consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP.

         We refer to our adjusted financial information for the fiscal years ended December 30, 2001 and December 31, 2000 as our adjusted financial results. When we refer to our adjusted results, we are referring to our results in accordance with GAAP, excluding the impact of goodwill and intangible asset amortization and the impact of nonrecurring items. Adjusted results are not a measure of performance calculated in accordance with GAAP. We use adjusted financial information for comparative purposes due to the number of changes within our business portfolio in recent years and the resulting impact of the associated charges. We believe this basis is useful to investors because these charges are not part of our ongoing operations.

         Except as otherwise noted, our consolidated financial information on a GAAP and adjusted basis are presented for continuing operations. We have classified as discontinued operations for all periods presented in this current report on Form 8-K our Security and Detection Systems business, which we sold in 2002, our Telecommunications Component business, which we shut down during June 2002, and our Entertainment Lighting business, which we put up for sale in June 2002.

         In this current report on Form 8-K, we sometimes refer to our organic sales for specific periods. When we refer to our organic sales for any period, we mean our sales from our historical operations for that period and sales from our acquired businesses, assuming we owned them in those periods, in each case as adjusted to eliminate the effects of our exited businesses and the impact of foreign exchange. Organic sales is not a measure of performance calculated in accordance with GAAP. Because organic sales does not have a standardized meaning prescribed by GAAP, it may not be comparable to similar non-GAAP measures presented by other companies. We refer to organic sales to provide an understanding of the performance of our overall business, as presently comprised.

         We refer to the term "EBITDA" in various places in this current report on Form 8-K. We calculate EBITDA using net income from continuing operations before the effect of accounting changes, income tax expense, interest expense, other income and expense and amortization and depreciation. EBITDA is not a measure of performance calculated in accordance with GAAP. Because EBITDA does not have a standardized meaning prescribed by GAAP, it may not be comparable to similar non-GAAP measures presented by other companies. We present EBITDA in this current report on Form 8-K because it is widely used by investors to evaluate a company's ability to service debt.

         We also refer to the term "adjusted EBITDA" in various places in this current report on Form 8-K. We calculate adjusted EBITDA using EBITDA before the impact of nonrecurring items. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. Because adjusted EBITDA does not have a standardized meaning prescribed by GAAP, it may not be comparable to similar non-GAAP measures presented by other companies. As with our other adjusted financial information, we believe calculating EBITDA on an adjusted basis is useful to investors because these charges are not part of our ongoing operations.

                           FORWARD-LOOKING STATEMENTS

         This current report on Form 8-K contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about our company, the industries in which we operate and other matters, as well as management's beliefs and assumptions and other statements regarding matters that are not historical facts. These statements include, in particular, statements about our plans, strategies and prospects under the headings "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Audited Consolidated Financial Statements." For example, when we use words such as "projects," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "should," "would," "could" or "may," variations of such words or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Our forward-looking statements are subject to risks and uncertainties. You should note that many important factors could affect us in the future and could cause results to differ materially from those expressed in our forward-looking statements. For a discussion of some of these factors, please read carefully the information under the caption "Forward-Looking Information and Factors Affecting Future Performance" in our most recently filed quarterly report on Form 10-Q.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following table sets forth certain selected historical financial information as of the end of and for each of the fiscal years in the five-year period ended December 30, 2001. Except as otherwise noted:

     - the selected historical financial information for and as of the end of each of the fiscal years in the two-year period ended December 30, 2001 has been derived from our audited consolidated financial statements, prepared in accordance with GAAP, which are included elsewhere in this report,

     - the selected historical financial information for and as of the end of each of the fiscal years in the two-year period ended January 2, 2000 has been derived from our audited consolidated financial statements, prepared in accordance with GAAP, which are not included elsewhere in this report, and has been adjusted, where appropriate, to account for both the discontinuances of our Telecommunications Component and Entertainment Lighting businesses and the reinclusion in continuing operations of our Fluid Sciences business unit, and

     - the selected historical financial information for and as of the end of the fiscal year ended December 28, 1997 has been derived from our audited consolidated financial statements as originally filed on March 23, 1998, prepared in accordance with GAAP, which are not included elsewhere in this report, and has not been adjusted to account for the discontinuances of our Telecommunications Component, Entertainment Lighting, Technical Services and Security and Detection Systems businesses.

Our historical financial information may not be indicative of our results of operations or financial position to be expected in the future.

     The selected historical financial information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the related notes, included elsewhere in this report.

                                                  FISCAL YEAR ENDED
                         --------------------------------------------------------------------
                         DECEMBER 28,   JANUARY 3,   JANUARY 2,   DECEMBER 31,   DECEMBER 30,
                             1997          1999         2000          2000           2001
                         ------------   ----------   ----------   ------------   ------------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales:
  Life Sciences........          $--     $134,635      $158,009      $221,401       $346,110
  Analytical
    Instruments........           --      108,430       443,344       617,699        568,373
  Optoelectronics......      261,291      274,507       421,514       447,129        380,227
  Fluid Sciences.......           --      232,465       225,311       251,753        230,629
  Other................    1,199,514       27,645            --            --             --
                          ----------     --------    ----------    ----------     ----------
  Total sales..........    1,460,805      777,682     1,248,178     1,537,982      1,525,339
Operating income
  (loss)...............       59,589      114,785        59,624       179,858        129,715
Other expense, net.....        5,572          825        15,176        33,113         29,165
Income (loss) from
  continuing operations
  before taxes.........       54,026      113,960        44,448       146,745        100,550
Income (loss) from
  continuing
  operations, net of
  income taxes.........       30,645       78,391        26,854        90,370         41,498
Income (loss) from
  discontinued
  operations, net of
  income taxes.........        3,047       23,611        17,182        (4,303)        (9,360)
Gain (loss) on
  dispositions of
  discontinued
  operations, net of
  income taxes.........           --           --       110,280         4,453          2,367
                          ----------     --------    ----------    ----------     ----------
Net income (loss)
  before effect of
  accounting change....       33,692      102,002       154,316        90,520         34,505
Effect of accounting
  change, net of income
  tax..................           --           --            --            --             --
                          ----------     --------    ----------    ----------     ----------
Net income (loss)......      $33,692     $102,002      $154,316       $90,520        $34,505
                          ==========     ========    ==========    ==========     ==========
Basic earnings (loss)
  per share:
  Continuing
    operations.........        $0.33        $0.86         $0.29         $0.92          $0.40
  Discontinued
    operations.........         0.04         0.26          1.40          0.00          (0.07)
  Effect of accounting
    change, net of
    income tax.........           --           --            --            --             --
                          ----------     --------    ----------    ----------     ----------
  Net income (loss)....        $0.37        $1.13         $1.69         $0.92          $0.33
Diluted earnings (loss)
  per share:
  Continuing
    operations.........        $0.33        $0.85         $0.29         $0.88          $0.39
  Discontinued
    operations.........         0.04         0.26          1.37          0.00          (0.07)
  Effect of accounting
    change, net of
    income tax.........           --           --            --            --             --
                          ----------     --------    ----------    ----------     ----------
  Net income (loss)....        $0.37        $1.11         $1.66         $0.89          $0.32
Weighted-average common
  shares outstanding:
  Basic:...............       91,514       90,644        91,044        98,212        103,687
  Diluted:.............       91,796       91,768        93,138       102,278        107,259
Cash dividends per
  common share.........        $0.28        $0.28         $0.28         $0.28          $0.28

                                                 FISCAL YEAR ENDED
                        --------------------------------------------------------------------
                        DECEMBER 28,   JANUARY 3,   JANUARY 2,   DECEMBER 31,   DECEMBER 30,
                            1997          1999         2000          2000           2001
                        ------------   ----------   ----------   ------------   ------------
                                  (IN THOUSANDS, EXCEPT RATIOS AND EMPLOYEE DATA)
CASH FLOW AND
  LIQUIDITY MEASURES:
Net cash provided by
  operating
  activities..........    $32,142        $69,602     $117,295       $156,930       $145,268
Net cash provided by
  (used in) investing
  activities..........      1,920        (43,850)    (306,252)      (407,448)        76,708
Net cash (used in)
  provided by
  financing
  activities..........    (22,625)        14,027       61,983        259,789       (170,838)
Capital
  expenditures........     42,729         43,881       39,136         59,294         94,382(1)
ADJUSTED EBITDA(2):
Operating income......    $15,010       $114,785      $59,624       $179,858       $129,715
Depreciation and
  amortization........     41,583         47,862       64,185         74,253         88,472
Nonrecurring
  charges(3)..........         --         64,371       45,801         38,664        106,179
(Gain) on
  dispositions........         --        (70,271)     (11,988)       (37,739)       (33,189)
                          -------       --------    ---------     ----------     ----------
  Adjusted EBITDA.....    $56,593       $156,747     $157,622       $255,036       $291,177
                          =======       ========    =========     ==========     ==========
OTHER RATIOS AND DATA:
Employee count(4).....     15,000         13,000       12,000         12,500         11,400
Sales per
  employee(5).........    $97,387        $59,822     $104,015       $123,039       $133,802
Ratio of earnings to
  fixed charges(6)....       1.0x           9.5x         2.4x           4.1x           3.1x

                                                         AS OF
                          --------------------------------------------------------------------
                          DECEMBER 28,   JANUARY 3,   JANUARY 2,   DECEMBER 31,   DECEMBER 30,
                              1997          1999         2000          2000           2001
                          ------------   ----------   ----------   ------------   ------------
                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets............     $740,664    $1,103,351   $1,715,625    $2,260,760     $2,969,938
Short-term debt.........       46,167       157,888      382,162       185,411        125,984
Long-term debt..........      114,863       129,835      114,855       583,337        598,125
Stockholders' equity....      328,388       399,667      550,776       728,389      1,363,557
Common shares
  outstanding...........       90,666        89,492       92,732        99,548        124,188

---------------

 (1) Capital expenditures in 2001 included approximately $30.0 million for leasehold improvements to our Shelton, Connecticut facility.

 (2) Represents net income before the effect of accounting change, income tax expense, interest expense, other income and expense, amortization and depreciation and before the impact of nonrecurring items.

     Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. For a discussion of the presentation of adjusted EBITDA in this report, see "Presentation of Financial Information."

 (3) Nonrecurring charges during the fiscal year ended December 30, 2001 are detailed below:

                                          FISCAL YEAR ENDED
                                          -----------------
                                            DECEMBER 30,
                                                2001
                                          -----------------
                                            (IN THOUSANDS)
     Acquisition related and other(a)...       $99,179
     Restructuring(b)...................         7,000
                                              --------
                                              $106,179
                                              ========

     (a) Includes a $69.0 million charge associated with acquired in-process research and development related to the Packard BioScience acquisition in November 2001.

     (b) Includes charges related to headcount reductions, facilities consolidations and the disposal of related assets.

 (4) Represents the approximate total number of employees employed by us and our consolidated subsidiaries in continuing operations as of the end of the referenced period. This data is not derived from our consolidated financial statements.

 (5) Represents (a) our total sales for the referenced period divided by (b) the approximate total number of employees employed by us and our consolidated subsidiaries in continuing operations as of the end of the referenced period, which total is not derived from our consolidated financial statements.

 (6) Computed by dividing pre-tax income from continuing operations before income or loss of equity method investees and fixed charges by fixed charges. Fixed charges means the sum of the following: (a) interest expense, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We are a leading provider of scientific instruments, consumables and services to the pharmaceutical, biomedical, environmental testing and general industrial markets. We design, manufacture, market and service products and systems within three business units:

     - Life and Analytical Sciences. We are a leading provider of drug discovery, genetic screening and chemical analysis tools and instrumentation. We are the world's fourth largest provider of life and analytical sciences instruments, services and consumables, based on 2001 sales calculated by Strategic Directions International.

     - Optoelectronics. We provide a broad range of digital imaging, sensor and specialty lighting components used in the biomedical, consumer products and other specialty end markets.

     - Fluid Sciences. We provide critical fluid control and containment solutions for highly demanding environments such as turbine engines and semiconductor fabrication facilities.

Our Life and Analytical Sciences business unit comprises our Life Sciences reporting segment and our Analytical Instruments reporting segment. Our Optoelectronics and Fluid Sciences business units each constitute a single reporting segment.

ACQUISITIONS AND DIVESTITURES

     In July 2000, we completed our acquisition of NEN Life Sciences, Inc., a provider of state-of-the-art drug discovery products, services, reagents and technologies to the life sciences industry. We purchased NEN Life Sciences for an aggregate purchase price of approximately $418 million. In connection with the acquisition, we paid approximately $350 million in cash and issued warrants to purchase approximately 600,000 shares of our common stock. In addition, we repaid approximately $50 million of outstanding indebtedness of NEN Life Sciences. We financed the acquisition and repayment of the outstanding indebtedness with $410 million of commercial paper borrowings with a weighted-average interest rate of 7%. These short-term borrowings were repaid in August 2000 with proceeds from the issuance of our zero coupon convertible debentures.

     During October 2001, our Board of Directors approved a plan to sell our Fluid Sciences business unit, at which time the business was reflected as a discontinued operation in our consolidated financial statements in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The sale of the business has not been completed due to external market conditions. As APB No. 30 affords one year for the completion of a disposition, we have reflected the Fluid Sciences business unit within our consolidated results from continuing operations. All periods presented have been adjusted to reflect this change.

     In November 2001, we completed our acquisition of Packard BioScience Company for a purchase price of approximately $733 million in the form of approximately 22 million shares of our common stock and our assumption of $118 million in debt. The acquisition extended our capabilities in automated liquid handling and sample preparation and strengthened our position as a global provider of comprehensive drug discovery solutions. Packard BioScience, a global developer, manufacturer and marketer of instruments, software and related consumables and services for use in drug discovery and other life sciences research, generated sales of approximately $165 million for its fiscal year ended December 31, 2000.

     In June 2001, our Board of Directors approved a plan to sell our Security and Detection Systems business. In June 2002, we completed the sale of our Security and Detection Systems business to L-3 Communications. We received cash proceeds in this transaction of approximately $100 million. These proceeds are subject to a working capital adjustment, which is not yet finalized. The business and the associated impact of the disposition have been reflected as a discontinued operation within our consolidated financial statements in accordance with APB No. 30.

     In June 2002, our Board of Directors approved a plan to shut down our Telecommunications Component business and a plan to sell our Entertainment Lighting business as part of our continued efforts to focus on higher growth opportunities. Both businesses have been reflected as discontinued operations in our consolidated financial statements in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets," which we adopted as of the beginning of fiscal 2002.

CHANGE IN ACCOUNTING PRINCIPLE

     In June 2001, The Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill and indefinite-lived intangible assets are no longer systematically amortized, but instead are subject to periodic impairment testing which, at a minimum, will occur on an annual basis. We adopted SFAS No. 142 as of the beginning of fiscal 2002 and have accordingly ceased the amortization of goodwill and indefinite-lived intangible assets. During the second quarter of 2002, we completed our transitional implementation of the impairment testing provisions of SFAS No. 142, which resulted in a $117.8 million before and after-tax charge for goodwill associated with the lighting reporting unit within the Optoelectronics business unit. In accordance with the provisions of SFAS No. 142, we have taken this charge as the effect of an accounting change as of the beginning of fiscal 2002.

CONSOLIDATED RESULTS OF CONTINUING OPERATIONS

  REPORTED INCOME STATEMENT DATA

     The table below presents our income from continuing operations before effect of accounting change on a reported basis:

                                             FISCAL YEAR ENDED
                                        ---------------------------
                                        DECEMBER 30,   DECEMBER 31,
                                            2001           2000
                                        ------------   ------------
                                               (IN THOUSANDS)
Sales..............................      $1,525,339     $1,537,982
Cost of sales......................         849,420        892,373
Research and development expenses
  and in-process research and
  development charges..............         151,607        100,398
Selling, general and administrative
  expenses.........................         420,786        396,792
Gains on dispositions and
  restructuring charges, net.......         (26,189)       (31,439)
                                         ----------     ----------
Operating income...................         129,715        179,858
Other expense, net.................          29,165         33,113
                                         ----------     ----------
Income before income taxes.........         100,550        146,745
Provision for income taxes.........          59,052         56,375
                                         ----------     ----------
Income from continuing operations
  before effect of accounting
  change...........................         $41,498        $90,370
                                         ==========     ==========

  ADJUSTED INCOME STATEMENT DATA

     The table below presents our adjusted income, net of income tax, which excludes goodwill and intangible amortization and the impact of nonrecurring items:

                                             FISCAL YEAR ENDED
                                        ---------------------------
                                        DECEMBER 30,   DECEMBER 31,
                                            2001           2000
                                        ------------   ------------
                                               (IN THOUSANDS)
Sales..............................      $1,525,339     $1,537,982
Cost of sales......................         839,500        888,815
Research and development
  expenses.........................          80,074         76,098
Selling, general and administrative
  expenses.........................         359,135        359,078
                                         ----------     ----------
Adjusted operating income..........         246,630        213,991
Other expense, net.................          33,438         34,013
                                         ----------     ----------
Adjusted income before income
  taxes............................         213,192        179,978
Provision for income taxes.........          60,909         53,184
                                         ----------     ----------
Adjusted income, net of income
  tax..............................        $152,283       $126,794
                                         ==========     ==========

  RECONCILIATION

     The following table reconciles our adjusted income before income taxes set forth above to income from continuing operations before effect of accounting change:

                                                FISCAL YEAR ENDED
                                           ---------------------------
                                           DECEMBER 30,   DECEMBER 31,
                                               2001           2000
                                           ------------   ------------
                                                  (IN THOUSANDS)
Adjusted income before income taxes...       $213,192       $179,978
Nonrecurring items:
  In-process research and development
     charges..........................        (71,533)       (24,300)
  Gains on dispositions, net..........         33,189         37,739
  Restructuring charges...............         (7,000)        (6,300)
  Integration and other charges.......        (23,372)        (8,064)
                                             --------       --------
     Net nonrecurring items...........        (68,716)          (925)
Goodwill and intangibles
  amortization........................        (43,926)       (32,308)
                                             --------       --------
Income before income taxes............        100,550        146,745
Provision for income taxes............         59,052         56,375
                                             --------       --------
Income from continuing operations
  before effect of accounting change..        $41,498        $90,370
                                             ========       ========

  ORGANIC SALES

     The following table reconciles our organic sales to our sales in accordance with GAAP. When we refer to our organic sales, we mean our sales for the identified period and sales from our acquired businesses, assuming we owned them in that period, and adjusted to eliminate the effects of our exited businesses and foreign exchange. For a discussion of the presentation of organic sales data, see the discussion in this report under the heading "Presentation of Financial Information."

                                             FISCAL YEAR ENDED
                                        ---------------------------
                                        DECEMBER 30,   DECEMBER 31,
                                            2001           2000
                                        ------------   ------------
                                              (IN THOUSANDS)
LIFE SCIENCES
Sales..............................        $346,110       $221,401
Acquisitions.......................         165,837        248,144
Divestitures.......................          (2,390)        (9,371)
Foreign Exchange...................          12,410             --
                                         ----------     ----------
  Organic Sales....................        $521,967       $460,174
                                         ----------     ----------
ANALYTICAL INSTRUMENTS
Sales..............................        $568,373       $617,699
Acquisitions.......................              --             --
Divestitures.......................         (47,372)       (77,468)
Foreign Exchange...................          13,384             --
                                         ----------     ----------
  Organic Sales....................        $534,385       $540,231
                                         ----------     ----------

                                            FISCAL YEAR ENDED
                                       ---------------------------
                                       DECEMBER 30,   DECEMBER 31,
                                           2001           2000
                                       ------------   ------------
                                             (IN THOUSANDS)
OPTOELECTRONICS
Sales..............................       $380,227       $447,129
Acquisitions.......................             --             --
Divestitures.......................        (39,399)       (73,012)
Foreign Exchange...................          3,597             --
                                        ----------     ----------
  Organic Sales....................       $344,425       $374,117
                                        ----------     ----------
FLUID SCIENCES
Sales..............................       $230,629       $251,753
Acquisitions.......................          1,767          8,451
Divestitures.......................         (6,829)       (10,400)
Foreign Exchange...................            301             --
                                        ----------     ----------
  Organic Sales....................       $225,868       $249,804
                                        ----------     ----------
PERKINELMER (TOTAL)
Sales..............................     $1,525,339     $1,537,982
Acquisitions.......................        167,604        256,595
Divestitures.......................        (95,990)      (170,251)
Foreign Exchange...................         29,692             --
                                        ----------     ----------
  Organic Sales....................     $1,626,645     $1,624,326
                                        ==========     ==========

  SALES

     Sales for 2001 were $1,525.3 million versus $1,538.0 million during 2000, representing a decrease of $12.6 million or less than 1%. Incremental sales of approximately $89 million from the acquisitions of Packard BioScience and NEN Life Sciences mostly offset lower sales of $72 million associated with divested businesses and the negative impact of foreign exchange of $30 million. Organic sales were flat from 2000 to 2001 as a result of expansion within certain Life Sciences end-markets and new product introductions, which were offset by declines in electronic-based end-markets.

  COST OF SALES

     Reported cost of sales of $849.4 million for 2001 versus $892.4 million during 2000 represented a decrease of $43.0 million or 5%. On a percentage-of-sales basis, cost of sales decreased to 56% in 2001 from 58% during 2000. The decrease reflects our continued productivity and cost containment gains in the form of headcount and facility rationalization and further expansion and relocation into lower cost manufacturing geographies as well as strategic moves into higher margin businesses.

     Adjusted cost of sales, which excludes the impact of nonrecurring items, was $839.5 million for 2001 versus $888.8 million for 2000, representing a decrease of $49.3 million or 6%. Nonrecurring items for 2001 of $9.9 million related principally to the amortization of the write-up of Packard BioScience inventory included as part of purchase accounting, the cost of movements of manufacturing facilities and charges associated with moves to lower cost geographies. The results from 2000 included $3.6 million in nonrecurring charges associated with reorganization-related activities and the write-up of inventory acquired as part of the NEN Life Sciences acquisition.

  RESEARCH AND DEVELOPMENT AND IN-PROCESS RESEARCH AND DEVELOPMENT CHARGES

     Reported research and development expenses including in-process research and development charges increased to $151.6 million in 2001 from $100.4 million in 2000, an increase of $51.2 million or 51%, primarily as a result of higher in-process research and development charges in 2001. Research and development efforts during 2001 were mainly directed in the end markets of drug discovery tools, pharmaceutical and biomedical within the Life Sciences reporting segment.

     Adjusted research and development costs, which exclude the impact of nonrecurring items, were $80.1 million in 2001 versus $76.1 million in 2000, an increase of $4.0 million or 5%. As a percentage of sales, research and development costs on an adjusted basis represented 5% for both 2001 and 2000, a trend reflective of our continued commitment to new product development. Nonrecurring items in 2001 were $71.5 million associated with the write-off of in-process technology acquired as part of our acquisition of

Packard BioScience. The results from 2000 included a similar charge of $24.3 million related to our acquisition of NEN Life Sciences.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Reported selling, general and administrative expenses for 2001 were $420.8 million versus $396.8 million for 2000, representing an increase of $24.0 million or 6%. The increase primarily reflects the inclusion of expenses associated with Packard BioScience's operations of $9 million assumed during the fourth quarter of 2001, increased amortization expenses associated with the NEN Life Sciences and Packard BioScience acquisitions of $11.3 million and the restructuring and reorganization related charges noted below.

     Adjusted selling, general and administrative expenses, which exclude goodwill and intangibles amortization and the impact of nonrecurring items, remained constant at $359.1 million for 2001 and 2000. As a percentage of sales, adjusted selling, general and administrative expenses were 24% in 2001 versus 23% in 2000. Goodwill and intangibles amortization increased to $43.9 million in 2001 from $32.3 million in 2000 as a result of the NEN Life Sciences acquisition completed in 2000 and the Packard BioScience acquisition completed during the fourth quarter of 2001. Nonrecurring charges of $17.7 million in 2001 included: incentive payments associated with portfolio changes, charges associated with the integration of general and administrative functions for the Life Sciences and Analytical Instruments reporting segments and moves of certain manufacturing operations to lower cost geographies and acquisition-related charges borne by PerkinElmer. Nonrecurring charges during 2000 were $5.4 million, including integration-related charges associated with the Packard BioScience acquisition.

  DISPOSITIONS AND RESTRUCTURING CHARGES

     Dispositions resulted in a net gain of $33.2 million for 2001 versus a net gain of $37.7 million in 2000. The gain in 2001 resulted principally from the $32.3 million gain on the sale of our Instruments for Research and Applied Sciences business, previously part of our Analytical Instruments reporting segment, and approximately $7.2 million in net gains, primarily resulting from dispositions in our Optoelectronics and Analytical Instruments reporting segments, offset in part by the $6.3 million loss resulting from the sale of our Voltarc Technologies business, previously part of our Optoelectronics reporting segment. The gain in 2000 included a gain of approximately $18 million on the sale of buildings, a gain of approximately $10 million on the disposition of our Berthold business, $7.2 million in gains from other dispositions, primarily within the Optoelectronics reporting segment, and $2.5 million in gains previously deferred from prior dispositions recognized as a result of the resolution of uncertainties. The resulting impact for both years is considered nonrecurring in our presentation of Adjusted Net Income. Net restructuring charges were $7.0 million for 2001 versus $6.3 million in 2000. Charges for the 2001 year represented a $33.0 million integration charge associated with the Packard BioScience acquisition, as well as additional funding for amendments to existing plans for integration activities previously identified. Resultant charges for both years are considered nonrecurring in our presentation of adjusted net income. Note 3 to our consolidated financial statements, which are included elsewhere in this report, further details our restructuring activities in 2000 and 2001.

  OTHER EXPENSE, NET

     Other expense, net for 2001 was $29.2 million versus $33.1 million in 2000, representing a decrease of $3.9 million or 12%. Other expense, net consisted principally of interest from debt associated with prior acquisitions. The decrease was caused primarily by the impact of nonrecurring gains, which consisted of gains realized on the sale of investments of $4.3 million in 2001 compared to $0.9 million in 2000.

     Other expense, net excluding nonrecurring items was $33.4 million versus $34.0 million for 2000. Decreased interest rates offset the impact of higher average debt levels resulting from the acquisition of NEN Life Sciences in 2000.

  PROVISION/BENEFIT FOR INCOME TAXES

     Provision for income taxes was $59.1 million in 2001 versus $56.4 million in 2000. The 2001 tax rate was increased by the tax treatment of in-process research and development charges associated with the Packard BioScience acquisition. The $71.5 million purchased intellectual property research and development charge is not deductible for tax purposes. The 2000 rate was impacted to a lesser extent by similar in-process research and development charges.

     Provision for income taxes on adjusted net income was $60.9 million in 2001 and $53.2 million in 2000. The effective rate on an adjusted basis was 28.6% for 2001 versus 29.6% for 2000. The decrease in effective rate was primarily the result of our continued expansion of manufacturing operations to lower tax jurisdictions.

CONTINGENCIES

     We are conducting a number of environmental investigations and remedial actions at our current and former locations and, along with other companies, have been named a potentially responsible party for certain waste disposal sites. We accrue for environmental issues in the accounting period that our responsibility is established and when the cost can be reasonably estimated. We have accrued $12.1 million as of December 30, 2001, representing management's estimate of the total cost of ultimate disposition of known environmental matters. This amount is not discounted and does not reflect any recovery of any amounts through insurance or indemnification arrangements. These cost estimates are subject to a number of variables, including the stage of the environmental investigations, the magnitude of the possible contamination, the nature of the potential remedies, possible joint and several liability, the timeframe over which remediation may occur and the possible effects of changing laws and regulations. For sites where we have been named a potentially responsible party, management does not currently anticipate any additional liability to result from the inability of other significant named parties to contribute. We expect that such accrued amounts could be paid out over a period of up to five years. As assessment and remediation activities progress at each individual site, these liabilities are reviewed and adjusted to reflect additional information as it becomes available. There have been no environmental problems to date that have had or are expected to have a material effect on our financial position or results of operations. While it is possible that a material loss exceeding the amounts recorded may be incurred, the preliminary stages of the investigations make it impossible for us to estimate the range of potential exposure.

     We and certain of our officers have been named as defendants in a class action lawsuit in which the plaintiffs have alleged various statements made by us were misleading with respect to our prospects and future operating results. We believe we have meritorious defenses to the lawsuits and we intend to contest the actions vigorously. We are currently unable, however, to reasonably estimate the amount of the loss, if any, that may result from the resolution of these matters.

REPORTING SEGMENT RESULTS OF CONTINUING OPERATIONS

     Our continuing operations are reported as four reporting segments, reflecting our management methodology and structure. Our Security and Detection Systems business, previously reported as part of our Analytical Instruments reporting segment, has been classified as a discontinued operation for all periods referenced in this report in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." In June 2002, our Board of Directors approved a plan to shut down our Telecommunications Component business and a plan to sell our Entertainment Lighting business as part of our continued efforts to focus on higher growth opportunities. Both businesses have been reflected as discontinued operations in our consolidated financial statements in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets," which we adopted as of the beginning of fiscal 2002. The accounting policies of our reporting segments are the same as those described in the footnotes to the accompanying consolidated financial statements. We evaluate performance based on operating profit of the respective reporting segments. The discussion that follows is a summary analysis of the primary changes in operating results by reporting segment for 2001 versus 2000.

  LIFE SCIENCES

     Sales for 2001 were $346.1 million versus $221.4 million in 2000, an increase of $124.7 million or 56%. This increase reflects approximately $82 million from the combined impact of the inclusion of the results of operations of NEN Life Sciences for a full year and ten months of results associated with Packard BioScience as well as strong growth in the drug discovery and genetic screening businesses and growth in related consumables resulting from new product introductions and geographic expansions leading to organic growth in excess of 13%.

     The reported operating loss for 2001 was $46.4 million versus a loss of $3.6 million in 2000 due to the inclusion of purchase accounting and restructuring charges associated with the acquisition of Packard BioScience during 2001, partially offset by similar charges during 2000 from the NEN Life Sciences acquisition.

     Adjusted operating profit excluding goodwill and intangibles amortization and nonrecurring items was $63.5 million for 2001, which represented a $24.3 million or 62% increase over that of 2000. As a percentage of sales, adjusted operating profit rose to 18.4% from 17.7% as a result of sales of higher margin products and the impact of productivity and cost containment associated with the consolidation of manufacturing and administrative sites. Goodwill and intangibles amortization was $23.7 million for 2001 versus $9.3 million for 2000 as a result of the acquisitions discussed above. Nonrecurring charges during 2001 totaled $86.1 million, consisting of a $69.0 million charge associated with acquired in-process research and development, $6.0 million in integration-related charges outside the scope of purchase accounting, $3.4 million of net restructuring charges, a $3.3 million integration incentive associated with the Packard BioScience acquisition, a net $2.9 million in other charges which include the settlement of certain preacquisition contingencies from a prior acquisition and a $1.5 million charge for the revaluation of acquired inventory. The 2000 reported operating profit included $33.5 million in nonrecurring charges.

  ANALYTICAL INSTRUMENTS


     Sales for 2001 were $568.4 million, a decrease of $49.3 million or 8% versus the $617.7 million recognized during 2000. The decline in sales was driven principally by the disposition of our Berthold business in late 2000, which had sales of $30 million in the year 2000, as well as the impact of unfavorable foreign exchange of approximately $14 million in 2001. Organically, the business contracted 1%.

     Reported operating profit for 2001 was $77.8 million versus $56.1 million in 2000, an increase of $21.7 million or 39%. The increase during 2001 reflects the impact of nonrecurring gains associated with the sale of our Instruments for Research and Applied Sciences business, net of nonrecurring charges and the benefits of productivity and cost containment actions. Results from 2000 included a net nonrecurring gain of approximately $10.0 million resulting from the Berthold sale.

     Adjusted operating profit before goodwill and intangibles amortization and nonrecurring items was $72.2 million for 2001 versus $64.4 million for 2000, an increase of $7.7 million or 12%. As a percentage of sales, adjusted operating profit rose from 10% to 13% driven principally by reductions in headcount of over 350 people as a result of transitioning European manufacturing to lower cost Asian facilities as well as consolidating European sales and back office operations. Adjusted operating profit for 2001 excludes goodwill and intangibles amortization of $10.5 million and net nonrecurring gains of $16.1 million. Nonrecurring items included: $32.1 million in gains realized on the disposal of businesses, a restructuring charge of $5.3 million, a $2.3 million incentive payment associated with the successful completion of the divestitures and $8.4 million in reorganization-related charges associated with the business' move to lower cost geographies, consolidation of European finance functions and the move to a new United States headquarters. Reported operating profit for 2000 included goodwill and intangibles amortization of $13.5 million and nonrecurring gains of $5.2 million. During the nine months ended September 30, 2001, nonrecurring charges totaled $0.6 million and related to $0.4 million for reorganization related charges, offset by a $1.0 million gain previously deferred from a prior acquisition.

  OPTOELECTRONICS

     Sales for 2001 were $380.2 million, down $66.9 million or 15% from the $447.1 million in sales for 2000. The lower sales were a result of an organic sales decline of 8% as well as the impact of divested businesses and product lines. This decline in organic sales reflects continued weakness in the photography, semiconductor and telecommunications component markets which more than offset strong growth in the digital imaging, sensors and biomedical markets.

     Reported operating profit for 2001 was $51.3 million, down $44.9 million or 47% from operating profit of $96.1 million for 2000. The decline was driven principally by the decreases in sales discussed above and the costs associated with moving to lower cost production locations and streamlining operations.

     Adjusted operating profit for 2001 was $67.4 million, representing a $14.3 million or 17% decrease from $81.7 million for 2000. As a percentage of sales, adjusted operating profit was 18% for both 2001 and 2000, with the impact of the reduction in sales partially offset by cost savings and productivity enhancements associated with reduced headcount and facility costs as well as moves to lower cost geographies. The 2001 reported operating profit includes goodwill and intangibles amortization of $7.0 million as well as nonrecurring items of $5.8 million. Nonrecurring items were primarily comprised of a $5.5 million net loss realized on the disposal of certain businesses, a $1.8 million retention incentive, reorganization-related charges of $4.9 million associated with our further expansion and relocation into lower cost manufacturing locations, restructuring and other charges of $0.6 million as well as a $3.6 million nonrecurring credit related to accruals no longer deemed necessary. The 2000 reported operating profit included goodwill and intangibles amortization of $7.0 million and net nonrecurring gains of $21.4 million.

  FLUID SCIENCES

     Sales for 2001 were $230.6 versus $251.8 million for 2000, a decrease of $21.1 million or 8%. On an organic basis, sales decreased 10%. The decrease in reported sales was due principally to a decline in sales to the semiconductor assembly markets partially offset by an increase in sales to the aerospace market.

     Reported operating profit for 2001 was $57.3 million versus $45.1 million in 2000, an increase of $12.2 million or 27%. The increase was due to gains of $6.6 million associated with the sale of two businesses disposed of during 2001, other net nonrecurring gains and decreases in general and administrative costs.

     Adjusted operating profit before goodwill and intangible amortization and nonrecurring items for 2001 was $53.1 million versus $47.7 million, an increase of $5.4 million or 11%. The 2001 reported operating profit included goodwill and intangible amortization of $2.7 million and net nonrecurring items of $7.0 million. The net nonrecurring items, all of which occurred during the first two quarters of the year, included $6.6 million in gains from the sale of two businesses during the first half of 2001, $2.5 million in reversals of previously announced restructuring charges, and $2.1 in restructuring-related charges. The 2000 reported operating profit included goodwill and intangible amortization of $2.5 million and net nonrecurring items of $0.2 million. The net nonrecurring items included $2.4 million in restructuring charges and $0.4 million in restructuring-related charges offset by $2.8 million in gains from dispositions.

CERTAIN QUARTERLY FINANCIAL DATA

     The following income statement summary for the seven fiscal quarters ended September 29, 2002 presents our results on both a GAAP and an adjusted basis. The adjusted income statement gives effect, where appropriate, to our reclassification of our Fluid Sciences business unit as a continuing operation and the reclassification of our Telecommunications Component and Entertainment Lighting businesses as discontinued operations. The reconciliation provides a comparison of this adjusted basis to GAAP.

  QUARTERLY GAAP INCOME STATEMENT

     The following table sets forth our reported operating results for the seven quarters ended September 29, 2002.

                                                 FISCAL 2001                                         FISCAL 2002
                            ------------------------------------------------------   --------------------------------------------
                             FIRST      SECOND     THIRD      FOURTH       FULL        FIRST      SECOND     THIRD     NINE-MONTH
                            QUARTER    QUARTER    QUARTER    QUARTER       YEAR       QUARTER    QUARTER    QUARTER      PERIOD
                            --------   --------   --------   --------   ----------   ---------   --------   --------   ----------
                                                                       (IN THOUSANDS)
Sales.....................  $390,607   $380,429   $348,322   $405,981   $1,525,339    $346,293   $383,096   $366,011   $1,095,400
Cost of sales.............   222,182    207,722    192,649    226,867      849,420     220,563    223,198    219,256      663,017
Research and development
 expenses.................    23,267     19,331     18,488     90,521      151,607      21,807     22,603     20,505       64,915
Selling, general and
 administrative
 expenses.................    96,078     99,405     84,498    114,616      394,597     118,819    119,886    109,556      348,261
                            --------   --------   --------   --------   ----------   ---------   --------   --------   ----------
Operating income from
 continuing operations....    49,080     53,971     52,687    (26,023)     129,715     (14,896)    17,409     16,694       19,207
Interest expense..........    10,217      9,053      8,334     10,126       37,730       8,078      8,389      8,215       24,682
Other expense (income),
 net......................     1,945     (2,339)    (3,848)    (4,323)      (8,565)      5,551         33     (3,484)       2,100
                            --------   --------   --------   --------   ----------   ---------   --------   --------   ----------
Income from continuing
 operations before income
 tax......................    36,918     47,257     48,201    (31,826)     100,550     (28,525)     8,987     11,963       (7,575)
Provision (benefit) for
 income taxes.............    13,794     15,222     14,215     15,821       59,052      (7,867)     2,912      2,213       (2,742)
                            --------   --------   --------   --------   ----------   ---------   --------   --------   ----------
Net income (loss) from
 continuing operations
 before effect of
 accounting change........    23,124     32,035     33,986    (47,647)      41,498     (20,658)     6,075      9,750       (4,833)
Income (loss) from
 discontinued operations,
 net of income taxes......       371     (2,624)    (2,767)    (4,340)      (9,360)     (8,902)    (4,205)    (2,604)     (15,711)
Gain (loss) on disposition
 of discontinued
 operations, net of income
 tax......................        --         --         --      2,367        2,367          --    (10,966)        --      (10,966)
                            --------   --------   --------   --------   ----------   ---------   --------   --------   ----------
Net income (loss) before
 effect of accounting
 change...................    23,495     29,411     31,219    (49,620)      34,505     (29,560)    (9,096)     7,146      (31,510)
Effect of accounting
 change, net of income
 taxes....................        --         --         --         --           --    (117,800)        --         --     (117,800)
                            --------   --------   --------   --------   ----------   ---------   --------   --------   ----------
Net income (loss).........   $23,495    $29,411    $31,219   $(49,620)     $34,505   $(147,360)   $(9,096)    $7,146    $(149,310)
                            ========   ========   ========   ========   ==========   =========   ========   ========   ==========

  QUARTERLY ADJUSTED INCOME STATEMENT

     The following adjusted income statement excludes goodwill and intangibles amortization, gains on dispositions, restructuring charges and unusual items.

                                                 FISCAL 2001                                         FISCAL 2002
                            ------------------------------------------------------   --------------------------------------------
                             FIRST      SECOND     THIRD      FOURTH       FULL        FIRST      SECOND     THIRD     NINE-MONTH
                            QUARTER    QUARTER    QUARTER    QUARTER       YEAR       QUARTER    QUARTER    QUARTER      PERIOD
                            --------   --------   --------   --------   ----------   ---------   --------   --------   ----------
                                                                       (IN THOUSANDS)
Sales.....................  $390,607   $380,429   $348,322   $405,981   $1,525,339    $346,293   $383,096   $366,011   $1,095,400
Cost of sales.............   222,268    205,536    189,174    222,522      839,500     201,830    223,198    219,256      644,284
Research and development
 expenses.................    20,774     19,331     18,488     21,481       80,074      21,807     22,603     20,505       64,915
Selling, general and
 administrative
 expenses.................    90,002     93,275     75,025    100,833      359,135     104,477    112,829    102,436      319,742
                            --------   --------   --------   --------   ----------   ---------   --------   --------   ----------
Adjusted operating income
 from continuing
 operations...............    57,563     62,287     65,635     61,145      246,630      18,179     24,466     23,814       66,459
Interest expense..........    10,217      9,053      8,334     10,126       37,730       8,078      8,389      8,215       24,682
Other expense (income),
 net......................     1,945     (2,339)      (459)    (3,439)      (4,292)      5,551         33     (3,484)       2,100
                            --------   --------   --------   --------   ----------   ---------   --------   --------   ----------
Adjusted income from
 continuing operations
 before income taxes......    45,401     55,573     57,760     54,458      213,192       4,550     16,044     19,083       39,677
Provision for income
 taxes....................    14,069     15,921     16,105     14,814       60,909       1,666      5,360      4,876       11,902
                            --------   --------   --------   --------   ----------   ---------   --------   --------   ----------
Adjusted net income from
 continuing operations
 before effect of
 accounting change........    31,332     39,652     41,655     39,644      152,283       2,884     10,684     14,207       27,775
Income (loss) from
 discontinued operations,
 net of income tax........       371     (2,624)    (2,767)    (4,340)      (9,360)     (8,902)    (4,205)    (2,604)     (15,711)
Gain (loss) on disposition
 of discontinued
 operation, net of income
 tax......................        --         --         --      2,367        2,367          --    (10,966)        --      (10,966)
                            --------   --------   --------   --------   ----------   ---------   --------   --------   ----------
Adjusted net income (loss)
 before effect of
 accounting change........    31,703     37,028     38,888     37,671      145,290      (6,018)    (4,487)    11,603        1,098
Effect of accounting
 change, net of income
 taxes....................        --         --         --         --           --    (117,800)        --         --     (117,800)
                            --------   --------   --------   --------   ----------   ---------   --------   --------   ----------
Adjusted net income
 (loss)...................   $31,703    $37,028    $38,888    $37,671     $145,290   $(123,818)   $(4,487)   $11,603    $(116,702)
                            ========   ========   ========   ========   ==========   =========   ========   ========   ==========

  RECONCILIATION

     The following reconciliation reconciles adjusted income from continuing operations before income taxes to net income from continuing operations before effect of accounting change.

                                             FISCAL 2001                                      FISCAL 2002
                         ---------------------------------------------------   -----------------------------------------
                          FIRST    SECOND     THIRD      FOURTH                 FIRST     SECOND     THIRD    NINE-MONTH
                         QUARTER   QUARTER   QUARTER    QUARTER    FULL YEAR   QUARTER    QUARTER   QUARTER     PERIOD
                         -------   -------   --------   --------   ---------   --------   -------   -------   ----------
                                                                 (IN THOUSANDS)
Adjusted income from
  continuing operations
  before income
  taxes................  $45,401   $55,573    $57,760    $54,458   $213,192      $4,550   $16,044   $19,083     $39,677
Restructuring,
  integration and other
  nonrecurring items...    3,834     1,514        583     (3,114)     2,817      (8,750)       --        --      (8,750)
In-process research and
  development charge...   (2,493)       --         --    (69,040)   (71,533)         --        --        --          --
Inventory adjustment...       --        --         --         --         --     (17,233)       --        --     (17,233)
Goodwill and
  intangibles
  amortization.........   (9,824)   (9,830)   (10,142)   (14,130)   (43,926)     (7,092)   (7,057)   (7,120)    (21,269)
                         -------   -------   --------   --------   --------    --------   -------   -------    --------
Income (loss) from
  continuing operations
  before income
  taxes................   36,918    47,257     48,201    (31,826)   100,550     (28,525)    8,987    11,963      (7,575)
Provision (benefit) for
  income taxes.........   13,794    15,222     14,215     15,821     59,052      (7,867)    2,912     2,213      (2,742)
                         -------   -------   --------   --------   --------    --------   -------   -------    --------
Net income (loss) from
  continuing operations
  before effect of
  accounting change....  $23,124   $32,035    $33,986   $(47,647)   $41,498    $(20,658)   $6,075    $9,750     $(4,833)
                         =======   =======   ========   ========   ========    ========   =======   =======    ========

LIQUIDITY AND CAPITAL RESOURCES

  CASH FLOWS

     Net cash provided by operating activities was $145.3 million in 2001 compared to $156.9 million in 2000. For 2001, this was comprised of net income before depreciation, amortization and other non-cash items of $237.0 million partially offset by gains on disposition of assets, net of $40.7 million and $51.0 million net change in certain assets and liabilities and other items during 2001. The 2000 operating cash flow was comprised of net income before depreciation, amortization and other non-cash items of $218.9 million partially offset by gains on dispositions of assets, net of $38.2 million and $23.7 million of net change in certain assets, liabilities and other items during the period.

     Included in the change in assets and liabilities for 2001 was a $35.5 million increase in inventory due to lower than planned sales in a number of the reporting segments, primarily in the Optoelectronics reporting segment and inventory safety stock for production moves, $35.5 million in restructuring payments, partially offset by a $18.2 million reduction in accounts receivable which is net of $37 million from the receivable securitization program discussed below.

     Capital expenditures were $94.4 million in 2001 versus $59.3 million in 2000. This increase was due to leasehold improvements at certain facilities, particularly at our Shelton, Connecticut facility.

     Cash flow from the sale of businesses, primarily Instruments for Research and Applied Science and Voltarc, was $73.5 million and from the monetization of assets was $61.2 million for 2001. Monetization of assets consisted of the sale of, and the sale-leaseback of, facilities and equipment. Costs of acquisitions, net of cash acquired, generated $34.1 million of cash in 2001, principally from the Packard BioScience acquisition, versus a usage of $411.0 million in 2000. During 2000, cash flow from the sale of businesses was $39.1 million and from the monetization of assets was $42.3 million. Monetization of assets during 2000 included the sale of assets, nonstrategic investments and the sale-leaseback of facilities.

     Cash flows generated through operating and investing activities, along with proceeds of $39.5 million from the exercise of stock options, were used in part to reduce short-term commercial paper borrowings by $177.0 million during 2001. In 2000, we issued convertible debt with net proceeds totaling $448.0 million. These proceeds along with net borrowings under commercial paper of approximately $37.0 million and proceeds from the exercise of stock options of $46.9 million were used in part to reduce other debt balances by approximately $234.0 million. Cash utilized in the payment of dividends to common stockholders totaled $28.3 million during 2001 and $27.5 million in 2000.

     As of December 30, 2001, we had the following obligations under operating leases: $22.2 million in 2002, $19.2 million in 2003, $16.8 million in 2004, $13.4 million in 2005 and $146.8 million in 2006 and thereafter.

     We require cash to pay our operating expenses, make capital expenditures and acquisitions and service our debt, including principal and interest. Our principal sources of funds are from our operations and the capital markets, particularly the debt markets. In the near term, we anticipate that our operations will generate sufficient cash to fund our operating expenses, capital expenditures and interest payments on our debt. Depending on the size of the transaction, we may require funds from external sources for acquisitions that we effect for cash. We may also require funds from external sources to refinance the principal of our debt as it matures, particularly the zero coupon convertible debentures that holders will have the option to put in August 2003 and the $115.0 million of principal that becomes due on our 6.8% unsecured notes in 2005.

     Principal factors that could affect our internally generated funds include:

     - increased working capital requirements, and

     - deterioration of sales due to continued weakness in certain end-markets into which we sell.

     Principal factors that could affect our ability to obtain cash from external sources include:

     - borrowing requirements stemming from potential obligations noted above that would reduce our overall borrowing capacity, and

     - existence of a ratings downgrade that would impact our ability to borrow under our receivable securitization program.

  BORROWING ARRANGEMENTS

     We maintain two unsecured revolving credit facilities. Both facilities were amended in September 2002. Prior to their amendment, the facilities consisted of a $270 million 364-day revolving credit facility, which will expire in March 2003, and a $100 million five-year revolving credit facility, which will expire in March 2006. At maturity, we may convert borrowings outstanding under the 364-day facility into a one-year term note due in March 2004, subject to our compliance with the facility's financial covenants.

     During September 2002, we significantly amended both facilities as follows:

     - the borrowing capacity under the 364-day facility was reduced from $270 million to $200 million;

     - provisions were added that would further reduce the borrowing capacity under the 364-day facility in amounts equal to:

      - 100% of any amounts used by us to repurchase zero coupon convertible debentures, and

      - 50% of the net proceeds received by us from future asset sales and capital market transactions, up to a maximum reduction of $100 million (which maximum will be increased, on a dollar-for-dollar basis, for every dollar of zero coupon convertible debentures we repurchase) pursuant to this provision;

     - the interest rate spread over LIBOR on borrowings under the facilities increased by 37.5 basis points;

     - the definition of EBITDA was revised to clarify certain non-operating charges; and

     - a new consolidated indebtedness leverage ratio was added.

     As of September 29, 2002, there were no borrowings outstanding under the 364-day facility. Accordingly, as of September 29, 2002, borrowing availability under the 364-day facility was approximately $115.6 million due to our repurchases of zero coupon convertible debentures described above. As of September 29, 2002, we had $73 million in borrowings outstanding under the five-year facility and

$27 million of borrowing availability. Because of the long-term nature of the five-year facility, these borrowings have been classified in long-term debt at the end of the period.

     At September 29, 2002, we had $438.8 million of long-term debt and at December 30, 2001 we had $598.1 million of long-term debt. Included in these amounts are $115.0 million of our 6.8% notes, which carry an interest rate of 6.8% and mature in 2005. During the fourth quarter of 2001, this fixed rate was swapped to a floating rate. This interest rate swap instrument resets semi-annually in arrears based upon six-month USD LIBOR. The fair value of this instrument as of December 30, 2001 was $(2.3) million which is offset by a corresponding gain on the underlying bond. Other long-term debt includes zero coupon convertible debentures described below which had a $403.8 million accreted value at September 29, 2002, net of repurchases, and a $483 million accreted value at December 30, 2001. The carrying amount of the senior subordinated ten-year notes issued by Packard BioScience and assumed by us approximated the estimated fair value at December 30, 2001, based on a quoted market price. The carrying amount of the unsecured ten year notes approximated the estimated fair value at December 30, 2001, based on a quoted market price. The estimated fair value of the zero coupon convertible debentures approximated $512 million at December 30, 2001, also based on a quoted market price.

     In August 2000, we sold zero coupon convertible debentures with an aggregate purchase price of $460 million. We used the offering's net proceeds of approximately $448 million to repay a portion of our commercial paper borrowings, which had been increased temporarily to finance the NEN Life Sciences acquisition. Deferred issuance costs of $12 million were recorded as a non-current asset and are being amortized over three years. The zero coupon convertible debentures are due August 2020 and were priced with a yield to maturity of 3.5%. Net of repurchases through September 29, 2002, we would be required to repay $749.7 million at maturity, comprised of $374.6 million of original purchase price plus accrued original issue discount. We may redeem some or all of the zero coupon convertible debentures at any time on or after August 7, 2003 at a redemption price equal to the issue price plus the accrued original issue discount through the redemption date. Holders of the debentures may require us to repurchase some or all of the zero coupon convertible debentures on August 7, 2003 or on August 7, 2010, or at any time upon certain changes of control, at a repurchase price equal to the initial issue price to the public plus the accrued original issue discount through the date of the repurchase. As of September 29, 2002, our obligation to repurchase the zero coupon convertible debentures is considered short-term in nature. However, as of September 29, 2002, we had the ability to use existing borrowing available under the 364-day facility and the five-year facility to refinance a portion of the aggregate repurchase price on a long-term basis as well as the ability to issue treasury shares to satisfy a portion of this potential repurchase obligation. Accordingly, $250.5 million of the $403.8 million obligation has been classified as long-term in nature. The remainder was included in short-term debt. We have the right to repay some or all of the zero coupon convertible debentures with shares of our common stock based on the then current market price, subject to satisfying conditions within the trust indenture, including that the shares of common stock must be issued either pursuant to an effective registration statement or an exemption therefrom under applicable securities laws. We may only exercise this right in connection with a repurchase at the option of the holders or a repurchase in connection with certain changes in control. As of September 29, 2002, the zero coupon convertible debentures were convertible into
8.8 million shares of our common stock at $44.00 per share.

     In November 2001, we completed our acquisition of Packard BioScience and assumed $118 million of senior subordinated ten-year notes issued in March 1997. We redeemed the notes on March 1, 2002 at a rate of 104.688% in accordance with the indenture dated as of March 4, 1997. As such, this amount was reclassified to short-term on our December 30, 2001 balance sheet for presentation purposes.

     In December 2001, we established a wholly owned consolidated subsidiary to purchase, on a revolving basis, certain of our accounts receivable balances and simultaneously sell an undivided interest in this pool of receivables to a financial institution. As collections reduce the accounts receivable balances, new receivables are sold. Our consolidated subsidiary retains the risk of credit loss on the receivables. Under the terms of this arrangement, we retain collection and administrative responsibilities for the balances. The accounts receivable securitization facility provides for up to $51.0 million in accounts receivable funding. The facility is renewable by mutual agreement of the parties on an annual basis and has an effective interest rate of approximately LIBOR plus 30 basis points. Amounts funded by the counterparty under this facility were $38.0 million at September 29, 2002 and $37.0 million at December 30, 2001. The facility includes conditions that require us to maintain a senior unsecured credit rating of BB or above, as defined by Standard & Poor's Rating Services, and Ba2 or above, as defined by Moody's Investors Service. At November 22, 2002, we had a senior unsecured credit rating of BBB- from Standard & Poor's Rating Services, which is currently under review, and of Ba2 with a stable outlook from Moody's Investors Service.

     We are a party to an operating lease for our property located in Fremont, California which was amended in September 2002. Prior to its amendment, the lease had allowed us to lease a $30 million facility in our Optoelectronics segment over a six-year term. The amendment increased the monthly amount payable under the lease and shortened the term of the lease from December 2006 to the earlier of the sale of our Fluid Sciences business unit or February 2003. At the end of the lease term, we must purchase the property at a price equal to the lessor's original cost of approximately $30 million, or otherwise obtain alternative financing.

     In the near term, we anticipate that our cash on hand and cash generated from operations will be sufficient to fund our operating expenses, capital expenditures and interest payments on our debt. However, during the next twelve months we will require funds from external sources to refinance the principal of our debt as it matures, particularly the zero coupon convertible debentures that holders will have the option to put to us in August 2003 and any amounts outstanding under the 2003 credit facility upon its expiration in March 2003. As of September 29, 2002, we were in compliance with all covenants and other requirements set forth in our credit agreements and indentures.

     On October 28, 2002, we received a letter of commitment from Merrill Lynch Capital Corporation to provide a new senior credit facility of up to $445.0 million, including a revolving credit facility of $100.0 million. The commitment for the new senior credit facility is contingent upon completion of confirmatory due diligence, final documentation and other customary conditions, as well as our issuance of $225.0 million of unsecured senior subordinated notes. Proceeds under the new borrowing arrangements will be used to repay existing indebtedness.

  Dividends

     Our Board of Directors declared regular quarterly cash dividends of seven cents per share in each quarter of 2001 and 2002, resulting in an annual dividend rate of 28 cents per share.

  Stock Split

     At our 2001 Annual Meeting of Stockholders, our stockholders approved an increase in the number of authorized shares of our common stock from 100,000,000 shares to 300,000,000 shares. On April 24, 2001, our Board of Directors approved a two-for-one stock split. The stock split is retroactively reflected in this offering memorandum.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The preparation of consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, sales and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to bad debts, inventories, investments, intangible assets, income taxes, restructuring, pensions and other post-retirement benefits, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies affect our more significant judgments and estimates used in preparation of our consolidated financial statements.

     Revenue recognition. Our product sales are recorded at the time when persuasive evidence of an arrangement exists, delivery has occurred, the price to the buyer is fixed or determinable and collectibility is reasonably assured. A provision is made at the time the related sales are recognized for the cost of any installation obligations and the estimated cost of product warranties. When other significant obligations remain after products are delivered, including certain customer acceptance provisions, sales are recognized only after such obligations are fulfilled. If a loss is anticipated on any contract, a provision for the entire loss is made immediately. Sales related to the sale of maintenance contracts are deferred and amortized on a straight-line basis over the service period.

     Inventory valuation. We value inventory at the lower of the actual cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. Inventory quantities on hand are regularly reviewed, and where necessary, provisions for excess and obsolete inventory are recorded based primarily on either our estimated forecast of product demand and production requirements for the next twelve months or historical trailing twelve month usage. A significant increase in the demand for our products could result in a short-term increase in the cost of inventory purchases while a significant decrease in demand could result in an increase in the amount of excess inventory quantities on hand requiring additional inventory write-downs.

     Allowances for doubtful accounts. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

     Value of long-lived assets. We periodically review the carrying value of our long-lived assets and investments for continued appropriateness. This review is based upon our projections of anticipated future cash flows, market conditions, legal factors and operational performance. While we believe that our future estimates are reasonable, different assumptions regarding items such as future cash flows and the volatility inherent in markets which we serve could materially affect our evaluations and result in impairment charges against the carrying value of those assets.

     Restructuring activities. Because of the diverse nature of our businesses and our acquisition and divestiture activities, we periodically engage in formal restructuring actions. These restructuring actions result in either direct charges to our income statement or, if they meet certain criteria, are capitalized as part of our acquisition of a specified entity. Our financial statements detail the charges relative to such actions as well as the actual spending that has occurred against the resulting accruals. Because these accruals are estimates, they are subject to change as a result of deviations from initial restructuring plans or subsequent information that may come to our attention. When changes in estimates occur, they are reflected in our financial statements either on the income statement line entitled "restructuring charges, net" or, in certain limited circumstances when accruals have been made as part of an acquisition and have been found not to be necessary, credited to goodwill.

NEW ACCOUNTING PRONOUNCEMENT

     In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies EITF Issue No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF No. 94-3 had recognized the liability at the commitment date to an exit plan. We are required to adopt the provisions of SFAS No. 146 effective for exit or disposal activities initiated after December 31, 2002.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

  FINANCIAL INSTRUMENTS

     Financial instruments that potentially subject us to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. We believe we had no significant concentrations of credit risk as of September 29, 2002 or December 30, 2001.

     In the ordinary course of business, we enter into foreign exchange contracts for periods consistent with our committed exposures to mitigate the effect of foreign currency movements on transactions denominated in foreign currencies. Transactions covered by hedge contracts include inter-company and third-party receivables and payables. The contracts are primarily in European and Asian currencies, have maturities that do not exceed 12 months, have no cash requirements until maturity and are recorded at fair value on the consolidated balance sheet. Credit risk and market risk are minimal as the foreign exchange instruments are contracted with major banking institutions. Unrealized gains and losses on our foreign currency contracts are recognized immediately in earnings for hedges designated as fair value and, for hedges designated as cash flow, the related unrealized gains or losses are deferred as a component of other comprehensive income in the accompanying consolidated balance sheet. These deferred gains and losses are recognized in income in the period in which the underlying anticipated transaction occurs. Effectiveness of these cash flow hedges is measured utilizing the cumulative dollar offset method and is reviewed quarterly. For the year ended December 30, 2001, net losses from hedges reclassified from other comprehensive income to sales and expense totaled $36,000. The notional amount of the outstanding foreign currency contracts was approximately $280 million as of December 30, 2001 and $190 million at December 31, 2000. At December 30, 2001, the approximate fair value for foreign currency derivative instruments designated as fair value hedges was $560,000 and at December 31, 2000 was not significant. The approximate fair value for foreign currency derivative instruments designated as cash flow hedges was $380,000 and is recorded in other current assets with the offset to other comprehensive income. This gain will be recognized in earnings over the next 12 months.

  MARKET RISK

     Market Risk. We are exposed to market risk, including changes in interest rates and currency exchange rates. To manage the volatility relating to these exposures, we entered into various derivative transactions pursuant to our policies to hedge against known or forecasted market exposures.

     Foreign Exchange Risk. As a multinational corporation, we are exposed to changes in foreign exchange rates. As our international sales grow, exposure to volatility in exchange rates could have a materially adverse impact on our financial results. Our risk from exchange rates is primarily related to non-dollar denominated sales in Europe and Asia. We use foreign currency forward and option contracts to manage the risk of exchange rate fluctuations. The derivative instruments held by us are not leveraged and are not held for trading purposes. We use forward contracts to hedge our net asset position and use a combination of forward and option contracts to hedge anticipated cash flows. Our hedging activity is intended to offset the impact of currency fluctuations on assets, liabilities and cash flows denominated in foreign currencies. The success of the hedging program depends on forecasts of transaction activity in various currencies. To the extent that these forecasts are overstated or understated during periods of currency volatility, we could experience unanticipated currency gains or losses. The principal currencies hedged are the British Pound, Canadian Dollar, Euro, Japanese Yen, and Singapore Dollar. In those currencies where there is a liquid, cost-effective forward market, we maintain hedge coverage between minimum and maximum percentages of our anticipated transaction exposure for periods not to exceed one year. The gains and losses on these contracts offset changes in the value of the related exposure.

     Interest Rate Risk. We maintain an investment portfolio consisting of securities of various issuers, types and maturities. The investments are classified as available for sale. These securities are recorded on the balance sheet at market value, with any unrealized gain or loss recorded in comprehensive income. These instruments are not leveraged, and are not held for trading purposes.

     Value-at-Risk. We utilize a Value-at-Risk ("VaR") model to determine the potential loss in fair value of our interest rate and foreign exchange sensitive derivative financial instruments within a 95% confidence interval. Our computation was based on the interrelationships between movements in interest rates and foreign currencies. These interrelationships were determined by observing historical interest rate and foreign currency market changes over corresponding periods. The assets, liabilities, firm commitments and anticipated transactions, which are hedged by derivative financial instruments, were excluded from the model. Our computations are based on the Monte Carlo simulation, utilizing a 95% confidence interval and a holding period of 30 days. The VaR model is a risk analysis tool and does not purport to represent actual gains or losses in fair value that will be incurred by us. The VaR model estimated that there is a 5% chance that the market value of the derivative instruments held as of December 30, 2001 will deteriorate due to foreign currency and interest rate fluctuations by more than $1.8 million. During the four quarters ended December 30, 2001, the VaR ranged between $0.25 million and $1.8 million, and averaged approximately $0.8 million.

     Management periodically reviews its interest rate and foreign currency exposures and evaluates strategies to manage such exposures in the near future. We implement changes, when deemed necessary, in the management of hedging instruments which mitigate our exposure.

     Since we utilize interest rate and foreign currency sensitive derivative instruments for hedging, a loss in fair value for those instruments is generally offset by increases in the value of the underlying transaction.

     It is our policy to enter into foreign currency and interest rate transactions only to the extent considered necessary to meet our objectives as stated above. We do not enter into foreign currency or interest rate transactions for speculative purposes.

                   AUDITED CONSOLIDATED FINANCIAL STATEMENTS

                          Independent Auditors' Report


To the Board of Directors and Stockholders of PerkinElmer, Inc.
Wellesley, Massachusetts

     We have audited the accompanying consolidated balance sheets of PerkinElmer, Inc. and subsidiaries (the "Company") as of December 30, 2001 and December 31, 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of PerkinElmer, Inc. and subsidiaries as of December 30, 2001 and December 31, 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
November 26, 2002

                         CONSOLIDATED INCOME STATEMENTS
                   FOR THE TWO YEARS ENDED DECEMBER 30, 2001

                                                                 2001          2000
                                                              -----------   -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
Sales:
  Products..................................................  $1,327,473    $1,348,797
  Services..................................................     197,866       189,185
                                                              ----------    ----------
Total sales.................................................   1,525,339     1,537,982
                                                              ----------    ----------
Cost of sales:
  Products..................................................     739,234       782,489
  Services..................................................     110,186       109,884
                                                              ----------    ----------
Total cost of sales.........................................     849,420       892,373
Selling, general and administrative expenses................     420,786       396,792
Research and development expenses...........................      80,074        76,098
In-process research and development charges.................      71,533        24,300
Restructuring charges, net..................................       7,000         6,300
Gains on dispositions, net..................................     (33,189)      (37,739)
                                                              ----------    ----------
Operating income from continuing operations.................     129,715       179,858
Other expense, net..........................................      29,165        33,113
                                                              ----------    ----------
Income from continuing operations before income taxes.......     100,550       146,745
Provision for income taxes..................................      59,052        56,375
                                                              ----------    ----------
Income from continuing operations...........................      41,498        90,370
Loss from discontinued operations, net of income taxes......      (9,360)       (4,303)
Gain on disposition of discontinued operations, net of
  income taxes..............................................       2,367         4,453
                                                              ----------    ----------
     Net income.............................................  $   34,505    $   90,520
                                                              ==========    ==========
Basic earnings (loss) per share
  Continuing operations.....................................  $     0.40    $     0.92
  Discontinued operations...................................       (0.07)         0.00
                                                              ----------    ----------
     Net income.............................................  $     0.33    $     0.92
                                                              ==========    ==========
Diluted earnings (loss) per share
  Continued operations......................................  $     0.39    $     0.88
  Discontinued operations...................................       (0.07)         0.00
                                                              ----------    ----------
     Net income.............................................  $     0.32    $     0.89
                                                              ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS
                 AS OF DECEMBER 30, 2001 AND DECEMBER 31, 2000

                                                                  2001           2000
                                                              ------------   ------------
                                                              (IN THOUSANDS EXCEPT SHARE
                                                                  AND PER SHARE DATA)
Current assets:
  Cash and cash equivalents.................................   $  138,250     $  125,551
  Accounts receivable.......................................      319,063        318,139
  Inventories...............................................      244,841        196,825
  Other current assets......................................      150,686        171,076
  Current assets of discontinued operations.................       90,518         81,950
                                                               ----------     ----------
     Total current assets...................................      943,358        893,541
                                                               ----------     ----------
Property, plant and equipment:
  At cost...................................................      530,327        533,721
  Accumulated depreciation..................................     (247,703)      (271,279)
                                                               ----------     ----------
Net property, plant and equipment...........................      282,624        262,442
Investments.................................................       18,197         26,226
Intangible assets...........................................    1,530,053        877,846
Other assets................................................      102,055        103,088
Long-term assets of discontinued operations.................       93,651         97,617
                                                               ----------     ----------
     Total assets...........................................   $2,969,938     $2,260,760
                                                               ==========     ==========
Current liabilities:
  Short-term debt...........................................   $  125,984     $  185,411
  Accounts payable..........................................      128,952        114,078
  Accrued restructuring costs...............................       51,735         53,344
  Accrued expenses..........................................      427,550        329,671
  Current liabilities of discontinued operations............       20,814         35,578
                                                               ----------     ----------
     Total current liabilities..............................      755,035        718,082
Long-term debt..............................................      598,125        583,337
Long-term liabilities.......................................      253,164        230,941
Long-term liabilities of discontinued operations............           57             11
Commitments and contingencies
Stockholders' equity:
  Preferred stock -- $1 par value, authorized 1,000,000
     shares; none issued or outstanding.....................           --             --
  Common stock -- $1 par value, authorized 300,000,000
     shares; issued 145,101,000 and 122,908,000 in 2001 and
     2000, respectively.....................................      145,101        122,908
  Capital in excess of par value............................      641,164         37,060
  Retained earnings.........................................      842,004        835,917
  Accumulated other comprehensive loss......................      (60,940)       (39,042)
  Cost of shares held in treasury -- 20,913,000 shares in
     2001 and 23,360,000 shares in 2000.....................     (203,772)      (228,454)
                                                               ----------     ----------
     Total stockholders' equity.............................    1,363,557        728,389
                                                               ----------     ----------
     Total liabilities and stockholders' equity.............   $2,969,938     $2,260,760
                                                               ==========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE TWO YEARS ENDED DECEMBER 30, 2001

                                                                                       ACCUMULATED
                                                              CAPITAL IN                  OTHER         COST OF         TOTAL
                                   COMPREHENSIVE    COMMON    EXCESS OF    RETAINED   COMPREHENSIVE   SHARES HELD   STOCKHOLDERS'
                                      INCOME        STOCK        PAR       EARNINGS   INCOME (LOSS)   IN TREASURY      EQUITY
                                   -------------   --------   ----------   --------   -------------   -----------   -------------
(DOLLARS IN THOUSANDS EXCEPT PER
  SHARE DATA)
BALANCE, JANUARY 3, 2000.........                  $120,204    $     --    $701,907     $(14,040)      $(257,295)    $  550,776
Comprehensive income
  Net income.....................    $ 90,520            --          --      90,520           --              --         90,520
  Other comprehensive income
    (loss), net of tax Foreign
    currency translation
    adjustments..................     (25,484)           --          --          --      (25,484)             --        (25,484)
    Unrealized gains on
      securities arising during
      the period.................         481
    Reclassification
      adjustment.................           1
                                     --------
    Net unrealized gains.........         482            --          --          --          482              --            482
                                     --------
  Other comprehensive loss.......     (25,002)
                                     --------
Comprehensive income.............    $ 65,518
                                     ========
Cash dividends ($.28 per
  share).........................                        --          --     (27,533)          --              --        (27,533)
Exercise of employee stock
  options and related income tax
  benefits.......................                        --      17,230      16,000           --          34,939         68,169
Issuance of common stock for
  employee benefit plans.........                        --       5,228        (155)          --           4,389          9,462
Purchase of common stock for
  treasury.......................                        --        (102)         --           --         (10,487)       (10,589)
Mergers, acquisitions and
  other..........................                     2,704      14,704      55,178           --              --         72,586
                                                   --------    --------    --------     --------       ---------     ----------
BALANCE, DECEMBER 31, 2000.......                   122,908      37,060     835,917      (39,042)       (228,454)       728,389
                                                   --------    --------    --------     --------       ---------     ----------
Comprehensive income
  Net income.....................    $ 34,505            --          --      34,505           --              --         34,505
  Other comprehensive income
    (loss), net of tax Foreign
    currency translation
    adjustments..................     (20,976)           --          --          --      (20,976)             --        (20,976)
    Unrealized gains on
      derivative instruments.....       1,407            --          --          --        1,407              --          1,407
    Unrealized losses on
      securities arising during
      the period.................      (2,438)
    Reclassification
      adjustment.................         109
                                     --------
    Net unrealized losses........      (2,329)           --          --          --       (2,329)             --         (2,329)
                                     --------
  Other comprehensive loss.......     (21,898)
                                     --------
Comprehensive income.............    $ 12,607
                                     ========
Cash dividends ($.28 per
  share).........................                        --          --     (28,294)          --              --        (28,294)
Exercise of employee stock
  options and related income tax
  benefits.......................                        --      20,723          --           --          20,047         40,770
Issuance of common stock for
  employee benefit plans.........                        --       7,042        (124)          --           4,671         11,589
Purchase of common stock for
  treasury.......................                        --          --          --           --          (1,784)        (1,784)
Acquisition of AAS...............                        --       3,252          --           --           1,748          5,000
Acquisition of Packard...........                    22,193     573,087          --           --              --        595,280
                                                   --------    --------    --------     --------       ---------     ----------
BALANCE, DECEMBER 30, 2001.......                  $145,101    $641,164    $842,004     $(60,940)      $(203,772)    $1,363,557
                                                   ========    ========    ========     ========       =========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE TWO YEARS ENDED DECEMBER 30, 2001

                                                                2001        2000
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Operating activities:
  Net income................................................  $  34,505   $  90,520
  Add net loss from discontinued operations.................      9,360       4,303
  Deduct net gain on disposition of discontinued
     operations.............................................     (2,367)     (4,453)
                                                              ---------   ---------
  Income from continuing operations.........................     41,498      90,370
  Adjustments to reconcile income from continuing operations to net cash provided by continuing operations:
     In-process research and development charges............     71,533      24,300
     Non-cash portion of restructuring charges..............      5,624       2,900
     Depreciation and amortization..........................     88,472      74,253
     Stock-based compensation...............................      3,529       4,143
     Deferred taxes.........................................      5,628      14,318
     Amortization of deferred debt issuance cost and
      accretion of discounts................................     20,753       8,567
     Gains on dispositions and sales of investments, net....    (40,738)    (38,248)
     Changes in assets and liabilities which provided (used)
      cash, excluding effects from companies purchased and
      divested:
       Accounts receivable..................................     18,219         439
       Inventories..........................................    (35,518)    (12,033)
       Accounts payable.....................................        487       9,796
       Tax benefit from exercise of common stock options....     15,043      30,843
       Accrued restructuring costs..........................    (35,452)    (31,174)
       Accrued expenses and other...........................    (13,810)    (21,544)
                                                              ---------   ---------
Net cash provided by continuing operations operating
  activities................................................    145,268     156,930
Net cash used by discontinued operations operating
  activities................................................    (21,969)    (11,382)
                                                              ---------   ---------
Net cash provided by operating activities...................    123,299     145,548
                                                              ---------   ---------
Investing activities:
  Capital expenditures......................................    (94,382)    (59,294)
  Proceeds from dispositions of businesses, net.............     73,505      39,148
  Proceeds from dispositions of property, plant and
     equipment..............................................     61,243      42,276
  Cost of acquisitions and investments, net of cash and cash
     equivalents acquired...................................     34,149    (411,040)
  Proceeds from sale (use from purchase) of investments,
     net....................................................      2,951     (20,457)
  Other.....................................................       (758)      1,919
                                                              ---------   ---------
Net cash provided by (used in) continuing operations
  investing activities......................................     76,708    (407,448)
Net cash (used in) provided by discontinued operations
  investing activities......................................    (10,947)      6,018
                                                              ---------   ---------
Net cash provided by (used in) investing activities.........     65,761    (401,430)
Financing activities:
  Proceeds from issuance of convertible debt................         --     448,000
  (Decrease) increase in commercial paper borrowings........   (177,000)     37,000
  Other debt decreases......................................     (3,235)   (233,991)
  Proceeds from issuance of common stock....................     39,475      46,902

                                                                2001        2000
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
  Purchases of common stock for treasury....................     (1,784)    (10,589)
  Cash dividends............................................    (28,294)    (27,533)
                                                              ---------   ---------
Net cash (used in) provided by continuing operations
  financing activities......................................   (170,838)    259,789
                                                              ---------   ---------
Effect of exchange rate changes on cash and cash
  equivalents...............................................     (5,523)     (5,006)
                                                              ---------   ---------
Net increase (decrease) in cash and cash equivalents........     12,699      (1,099)
Cash and cash equivalents at beginning of year..............    125,551     126,650
                                                              ---------   ---------
Cash and cash equivalents at end of year....................  $ 138,250   $ 125,551
                                                              =========   =========
Supplemental disclosures of cash flow information for
  continuing and discontinued operations (see also Note 2):
  Cash paid during the year for
     Interest...............................................  $  17,971   $  45,236
     Income taxes...........................................     18,211      21,819
  Noncash investing and financing activities:
     Stock issued to Packard shareholders...................    595,280          --
     Packard debt assumed...................................    118,432          --
     NEN debt assumed.......................................         --      48,262
     Fair value of warrants issued in NEN acquisition.......         --       6,940

  The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  NATURE OF OPERATIONS AND ACCOUNTING POLICIES

     Nature of Operations: PerkinElmer, Inc. is a global high technology company which designs, manufactures, markets and supports products, systems and service offerings within four major business segments: Life Sciences, Analytical Instruments, Optoelectronics and Fluid Sciences. In July 2001, PerkinElmer, Inc. approved a plan to sell its Security and Detection Systems business, which is presented as discontinued operations in accordance with Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("APB No. 30") (see Note 6).

     In June 2002, the Company approved separate plans to dispose of its Telecom Components and Entertainment Lighting businesses. The Company has accounted for these businesses as discontinued operations in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, ("SFAS No. 144"); which the Company adopted as of the beginning of fiscal 2002.

     The consolidated financial statements include the accounts of PerkinElmer, Inc. and its subsidiaries (the Company). All material intercompany balances and transactions have been eliminated in consolidation.

     Accounting Policies and Estimates: The preparation of consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to bad debts, inventories, investments, intangible assets, income taxes, restructuring activities, pensions and other post-retirement benefits, and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     Sales: The majority of the Company's product sales are recorded at the time of shipment, when title and risk of ownership passes to the buyer and when persuasive evidence of an arrangement exists, the seller's price to the buyer is fixed or determinable and collectibility is reasonably assured. A provision is made at the time the related revenue is recognized for the cost of any installation obligations and the estimated cost of product warranties. When other significant obligations remain after products are delivered, including certain customer acceptance provisions, revenue is recognized only after such obligations are fulfilled. If a loss is anticipated on any contract, a provision for the entire loss is made immediately. Revenue related to the sale of maintenance contracts is deferred and amortized on a straight-line basis over the service period. Shipping and handling costs are reflected in both revenue and cost of goods sold to the extent they are billed to customers. In all other instances they are reflected as a component of cost of goods sold.

     Inventories: Inventories, which include material, labor and manufacturing overhead, are valued at the lower of cost or market. Substantially all inventories are accounted for using the first-in, first-out (FIFO) method of determining inventory costs. Inventory quantities on-hand are regularly reviewed, and where necessary, provisions for excess and obsolete inventory are recorded based primarily on either the Company's estimated forecast of product demand and production requirements for the next twelve months or historical trailing twelve month usage. A significant increase in the demand for the Company's products could result in a short-term increase in the cost of inventory purchases while a significant decrease in demand could result in an increase in the amount of excess inventory quantities on hand requiring additional inventory write-downs.

     Allowance for Doubtful Accounts: The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance may be required.

     Property, Plant and Equipment: For financial statement purposes, the Company depreciates plant and equipment using the straight-line method over their estimated useful lives, which generally fall within the following ranges: buildings -- 10 to 25 years; leasehold improvements -- estimated useful life or remaining term of lease, whichever is shorter; machinery and equipment -- 3 to 7 years. Certain tooling costs are capitalized and amortized over a 3 year life, while diminimus costs are expensed. For income tax purposes, the Company depreciates plant and equipment over their estimated useful lives using accelerated methods.

     Pension Plans: The Company's funding policy provides that payments to the U.S. pension trusts shall at least be equal to the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Non-U.S. plans are accrued for, but generally not fully funded, and benefits are paid from operating funds.

     Translation of Foreign Currencies: For foreign operations with functional currencies other than the U.S. dollar, asset and liability accounts are translated at current exchange rates; income and expenses are translated using weighted average exchange rates. Resulting translation adjustments, as well as gains and losses from certain intercompany transactions, are reported in a separate component of stockholders' equity. Translation adjustments for operations in highly inflationary economies and exchange gains and losses on transactions are included in earnings.

     Intangible Assets: In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and APB Opinion No. 17, Intangible Assets, the Company reviews long-lived assets and all intangible assets, including goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount including associated intangible assets of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets. The Company adopted SFAS No. 144 in 2002. This standard is the successor to SFAS No. 121. The adoption has no impact on the Company.

     Stock-Based Compensation: As allowed by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to account for stock-based compensation at intrinsic value with disclosure of the effects of fair value accounting on net income and earnings per share on a pro forma basis.

     Investments and Marketable Securities: Investments where the Company does not have the ability to exercise significant influence, generally where ownership is less than 20%, are accounted for either in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities or under the cost method. For public companies that have readily determinable fair values, the Company classifies its equity investments as either available-for-sale or trading. Should securities be classified as available for sale, the Company records these investments at their fair values with unrealized gains and losses included in "accumulated other comprehensive income loss." If investments are classified as trading, any unrealized gain or loss is recorded directly to the income statement. Under the cost method of accounting, investments in private companies are carried at cost and are adjusted only for other-than-temporary declines in fair value, distributions of earnings and additional investments.

     Investments in business entities in which the Company does not have control, but has the ability to exercise significant influence over operating and financial policies, generally 20-50 percent ownership, are accounted for by the equity method. If the Company has disproportionate capital at risk and the equity method investee is recognizing losses, the Company records its proportionate loss based on its proportionate capital at risk.

     Fair Value of Financial Instruments: The Company's financial instruments consist of accounts receivable, accounts payable, certain derivative instruments used to manage foreign currency and interest rate risks, and long-term debt. The fair value of the derivative instruments is discussed in Note 19, and the fair value of the long-term debt is discussed in Note 13. The current carrying amounts of other financial instruments are considered reasonable estimates of their fair market value, due to the short maturity of these instruments, or as a result of the competitive market interest rates, which have been negotiated.

     Cash Flows: For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid instruments with a purchased maturity of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value due to the short maturities.

     Environmental Matters: The Company accrues for costs associated with the remediation of environmental pollution when it is probable that a liability has been incurred and the Company's proportionate share of the amount can be reasonably estimated. The recorded liabilities have not been discounted.

     Comprehensive Income: The Company follows the provisions of SFAS No. 130, Reporting Comprehensive Income. Comprehensive income is reflected in the consolidated statements of stockholders' equity.

     Derivative Instruments and Hedging: The Financial Accounting Standards Board ("FASB") issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133, in June 1999. SFAS No. 133 was adopted by the Company on January 3, 2001. The statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative instrument and whether it qualifies for hedge accounting. The effect of the adoption of SFAS No. 133 as of January 1, 2001 was not material.

     Stock Splits: Per share amounts and share data have been retroactively restated to give effect to the two-for-one stock split on June 1, 2001, effected in the form of a 100% stock dividend for holders of record as of May 15, 2001.

     Reclassifications: Certain financial statement amounts from prior years have been reclassified for purposes of consistent presentation.

 RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 and SFAS No. 142. SFAS No. 141 requires all business combinations initiated after July 1, 2001 to be accounted for using the purchase method. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed at least annually for potential impairment by comparing the carrying value to the fair value of the reporting unit to which they are assigned. The provisions of SFAS No. 142 are effective for the Company's current fiscal year. Accordingly, the Company has ceased goodwill amortization as of the beginning of fiscal 2002. SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level upon initial adoption and at least annually thereafter, utilizing a two-step methodology. The initial step requires the Company to determine the fair value of each reporting unit and compare it to the carrying value, including goodwill of such unit. If the fair value exceeds the carrying value, no impairment loss would be recognized. However, if the carrying value of the reporting unit exceeds the corresponding fair value, the goodwill of this unit may be impaired. The amount, if any, of the impairment would then be evaluated in the third step of the impairment testing which places the value of the goodwill balance to that which would be accounted for under purchase accounting.

     In connection with adopting this standard, the Company, assisted by independent valuation consultants, completed the transitional testing of goodwill using a measurement date of January 1, 2002. The results of this testing indicate that the carrying values of the lighting reporting unit within the Optoelectronics business unit exceeds the estimated fair value of this unit as determined utilizing various valuation techniques including discounted cash flow and comparative market analysis. Accordingly, an impairment charge has been recognized as a change in accounting principle as of the beginning of 2002. The impairment charge was $117.8 million on a before and after-tax basis.

     In April 2002, the FASB issued SFAS No. 145, which rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt an amendment of APB No. 30, which required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria set forth by APB Opinion No. 30 will now be used to classify those gains and losses. The Company has elected to early adopt the provisions of SFAS No. 145 as of July 2, 2002. As a result, the $6.7 million net gain resulting from the early extinguishment of a portion of the Company's zero coupon convertible debentures discussed in Note 6 was recognized within other expense, net during the third quarter of 2002. Additionally, the $5.5 million extraordinary loss resulting from the early extinguishment of the Packard Notes during the first quarter of 2002 was classified as other expense, net.

     In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS No. 146") which nullifies EITF Issue No. 94-3, SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF No. 94-3 had recognized the liability at the commitment date to an exit plan. The Company is required to adopt the provisions of SFAS No. 146 effective for exit or disposal activities initiated after December 31, 2002.

NOTE 2:  ACQUISITIONS AND DIVESTITURES

     On November 13, 2001, the Company completed the acquisition of 100% of Packard BioScience Company (Packard) for a purchase price of approximately $733 million consisting of approximately 22 million of the Company's common shares and the assumption of $118 million in debt which was subsequently redeemed in March 2002 (see Note 13). Packard is a global developer, manufacturer and marketer of instruments and related consumables and services for use in drug discovery and other life sciences research and generated sales of approximately $165 million for its fiscal year ended December 31, 2000. The Company undertook this acquisition to extend our capabilities in automated liquid handling and sample preparation and strengthened our position as a global provider of comprehensive drug discovery solutions.

     Packard's operations, assumed as of the date of acquisition, are reported within the results from operations of the Life Sciences segment. The acquisition was accounted for as a purchase in accordance with SFAS No. 141, and the Company has accordingly allocated the purchase price of Packard based upon the fair values of the net assets acquired and liabilities assumed. The allocation of the purchase price has not yet been finalized as the Company is awaiting the resolution of certain contingencies. Portions of the net assets acquired and liabilities assumed were valued by independent appraisers utilizing customary valuation procedures and techniques. These intangible assets included $69.0 million in acquired in-process research and development for projects that had not yet reached technological feasibility as of the acquisition date and for which no future alternative use existed. These costs were expensed on the date of the acquisition. Other acquired intangible assets valued at $237.3 million included the fair value of trade names, trademarks, patents and developed technology. Of this amount, $76.5 million has been ascribed to trade names and trademarks for which an indefinite life has been assigned. The Packard acquisition also resulted in a preliminary allocation to goodwill of $410.6 million. Indefinite lived intangibles and goodwill are not being amortized in accordance with SFAS No. 142, effective for all business combinations completed subsequent to July 1, 2001.

     In connection with this acquisition, the Company agreed to issue 0.311 shares of PerkinElmer common stock for each outstanding share of Packard common stock. The Company also agreed to assume all outstanding options to purchase Packard common stock, which became exercisable for shares of PerkinElmer common stock following the merger after giving effect to the same exchange ratio provided for in the merger agreement to the Packard common shareholders. The purchase price for Packard has been allocated to the estimated fair value of assets acquired and liabilities assumed based upon the Company's current estimates of respective fair values. Some allocations are based on studies and independent valuations, as discussed above.

     The components of the estimated purchase price and preliminary allocation are as follows (in thousands):

Preliminary allocation of purchase price:
Stock issued to Packard shareholders........................  $ 595,280
Debt assumed................................................    118,432
Acquisition costs...........................................     20,261
                                                              ---------
     Total consideration and acquisition costs..............  $ 733,973
                                                              =========
Preliminary allocation of purchase price:
Current assets..............................................    157,677
Property, plant and equipment...............................     23,186
Other assets................................................     40,601
Identifiable intangible assets..............................    237,320
In-process research and development.........................     69,040
Goodwill....................................................    410,583
Liabilities assumed.........................................   (204,434)
                                                              ---------
                                                              $ 733,973
                                                              =========

     As part of the Packard acquisition and included in liabilities assumed is approximately $33.0 million in integration charges. The integration accrual was recorded pursuant to a formal plan and includes initiatives to integrate the operations of Packard and the Company and are principally comprised of amounts related to employee separation costs and the termination of leases and other contractual obligations.

                                                                        TERMINATION OF
                                                        DISPOSAL OF       LEASES AND
                                          EMPLOYEE    CERTAIN PRODUCT       OTHER
                                         SEPARATION      LINES AND       CONTRACTUAL
                                           COSTS          ASSETS         OBLIGATIONS     TOTAL
                                         ----------   ---------------   --------------   -----
Packard Plan...........................    $20.0           $3.0             $10.0        $33.0

     On July 31, 2000, the Company completed its acquisition of 100% of NEN Life Sciences, Inc. (NEN), a provider of state-of-the-art drug discovery products, services, reagents and technologies to the life sciences industry for an aggregate purchase price of approximately $418 million. The acquisition was undertaken to expand the Company's drug discovery products, services, reagents and technologies provided to the life sciences industry. In connection with the acquisition, the Company paid approximately $350 million in cash and issued warrants to purchase approximately 600,000 shares of the Company's common stock at $40.00 per share in exchange for all of the outstanding shares, options and warrants of NEN. In addition, the Company repaid approximately $50 million of outstanding indebtedness of NEN. The Company financed the acquisition and repayment of the outstanding indebtedness with $410 million of commercial paper borrowings with a weighted-average interest rate of 7%. These short-term borrowings were repaid in August 2000 with proceeds from the issuance of long-term convertible debentures (see Note 13). NEN's operations, included in the consolidated results of the Company from the date of acquisition, are reported in the Life Sciences segment. The acquisition was accounted for as a purchase under APB Opinion No. 16, Business Combinations, and the results of operations of NEN are included in the Company's financial statements from the date of acquisition.

     The components of NEN's purchase price and allocation were as follows:

                                                              (IN THOUSANDS)
Consideration and acquisition costs:
  Cash paid to NEN..........................................     $348,918
  Debt assumed..............................................       48,262
  Acquisition costs.........................................       13,647
  Fair value of warrants issued.............................        6,940
                                                                 --------
     Total..................................................     $417,767
                                                                 ========
Allocation of purchase price:
  Current assets............................................     $ 34,327
  Property, plant and equipment.............................       59,755
  Other assets..............................................          739
  Acquired intangibles......................................       75,900
  In-process research and development.......................       24,300
  Goodwill..................................................      270,790
  Liabilities...............................................      (48,044)
                                                                 --------
     Total..................................................     $417,767
                                                                 ========

     As part of the July 2000 acquisition of NEN, the Company recorded a $4.0 million integration charge for actions targeted at reduced employment costs, consolidation of certain facilities and the termination of certain leases and other contractual obligations.

     During the second quarter of 2000, the Company finalized its integration plan in connection with its acquisition of the Analytical Instruments Division of PE Corp. Based on continued aggressive actions by the Company to improve the cost structure of the acquired business, and increased costs related primarily to employment integration, the Company increased its original estimate of integration costs and related goodwill recorded at the acquisition date by $24.0 million in connection with purchase accounting.

     The following table summarizes integration reserve activity during fiscal 2001 and 2000 related to the 1999 acquisition of Analytical Instruments and NEN acquisitions as discussed above:

Total integration charges...................................   $ 42.1
Amounts paid during 2000....................................     (9.8)
                                                               ------
Accrued integration costs at December 31, 2000..............     32.3
Amounts paid during 2001....................................    (23.1)
                                                               ------
Accrued integration costs at December 30, 2001..............   $  9.2
                                                               ======

     Unaudited pro forma operating results for the Company, assuming the acquisition of NEN and Packard occurred on January 3, 2000 are as follows:

                                                                 2001          2000
                                                              -----------   -----------
                                                              (IN THOUSANDS EXCEPT PER
                                                                     SHARE DATA)
Sales from continuing operations............................  $1,691,332    $1,786,287
Income from continuing operations...........................     101,278        84,123
Net income..................................................  $   94,285    $   84,279
Basic earnings per share....................................        0.77          0.70
Diluted earning per share...................................        0.74          0.67

     The pro forma amounts in the previous table exclude the in-process research and development charges of $69.0 million and $24.3 million for the Packard and NEN acquisitions, respectively. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of the Company's operating results that would have occurred had the acquisitions been consummated on the dates for which the consummation of the acquisitions are being given effect, nor is it necessarily indicative of the Company's future operating results. The pro forma amounts do not reflect any operating efficiencies and cost savings that the Company believes are achievable.

     During the fourth quarter of 2001, the Company sold its IRAS business for cash of $55.5 million, resulting in a pretax gain of approximately $32.3 million. Additionally, the Company has deferred a gain of approximately $3 million in connection with certain contingencies related to the sale. Also during the fourth quarter of 2001, the Company sold its Voltarc business for cash of $9.5 million and a note for approximately $8.0 million, resulting in a pretax loss of approximately $6.3 million. The combined net income of the disposed businesses were $5.4 million in 2000 and $1.4 million in 2001 through the date of disposal.

     During the fourth quarter of 2000, the Company sold its Berthold business at a net pre-tax gain of $10 million. The Company deferred gain recognition of approximately $11.9 million of sales proceeds from this divestiture in connection with certain contingencies related to the sale, $2.0 million of which was recognized during 2001 as a result of the resolution of certain events and contingencies. Revenues for 2000 for the divested business was $30 million.

     Also during 2000, the Company recorded a pre-tax gain of $16.7 million from the sale of a building, and recognized $2.4 million in net losses related to certain other asset dispositions.

     During the first quarter of 2000, the Company sold its micromachined sensors and specialty semiconductor businesses for cash of $24.3 million, resulting in a pre-tax gain of $6.7 million. Combined financial results of the divested businesses for 2000 were not material to the consolidated results of the Company.

     All of the gains described above are reported on the "Gains on Dispositions, net" line in the consolidated income statements.

NOTE 3:  RESTRUCTURING CHARGES

     During the fourth quarter of 2001, the Company expanded its continuing effort to restructure certain businesses to further improve performance. The plan resulted in additional pre-tax restructuring charges of $9.2 million. The principal actions in these restructuring plans primarily relate to employee separation costs associated with the consolidation of certain European general and managerial functions within both the

Life Sciences and Analytical Instruments segments, as well as costs associated with the closure of certain facilities and disposal of related assets.

                                                                        TERMINATION OF
                                                        DISPOSAL OF       LEASES AND
                                          EMPLOYEE    CERTAIN PRODUCT       OTHER
                                         SEPARATION      LINES AND       CONTRACTUAL
                                           COSTS          ASSETS         OBLIGATIONS     TOTAL
                                         ----------   ---------------   --------------   -----
2001 Plan:
  Life Sciences........................    $ 3.2           $0.1              $0.6        $ 3.9
  Analytical Instruments...............      3.8             --               1.5          5.3
                                           -----           ----              ----        -----
Total restructuring charges............      7.0            0.1               2.1          9.2
Amounts paid during 2001...............     (1.6)            --                --         (1.6)
                                           -----           ----              ----        -----
Accrued restructuring costs at December
  30, 2001.............................    $ 5.4           $0.1              $2.1        $ 7.6
                                           =====           ====              ====        =====

     During the fourth quarter of 2000, the Company recorded of a pre-tax restructuring charge of $15.1 million for actions to be completed in 2001 (the "2000 plan"). These charges related to the Company's Life Sciences and Optoelectronics segments. The principal actions in the restructuring plans included close-down or consolidation of a number of offices and facilities, the closure of certain manufacturing facilities, and the disposal of underutilized assets. The restructuring charges included: Life Sciences' actions associated with rationalization of its distribution network and overall facility consolidation and Optoelectronics' actions associated with its Lighting and Imaging businesses related to employee separation costs and the closures of certain manufacturing facilities. During 2001, the Company provided for an additional $0.8 million under the 2000 plan as a result of additional needs related to lease terminations. Also during 2001, due to the substantial completion of the actions of the 2000 plan, the Company reevaluated its 2000 restructuring plans. As a result of this review, costs associated with the previous Life Sciences plan related to the rationalization of its network and facility consolidation were no longer required. As a result, the Company recognized a restructuring credit of $0.5 million during 2001.

     The following table summarizes activity related to the 2000 plan:

                                                                       TERMINATION OF
                                                       DISPOSAL OF       LEASES AND
                                         EMPLOYEE    CERTAIN PRODUCT       OTHER
                                        SEPARATION      LINES AND       CONTRACTUAL
                                          COSTS          ASSETS         OBLIGATIONS     TOTAL
                                        ----------   ---------------   --------------   ------
Total restructuring charges...........    $10.1           $ 2.9            $ 2.1        $ 15.1
Amounts incurred during 2000..........       --              --               --            --
                                          -----           -----            -----        ------
Accrued restructuring costs at
  December 31, 2000...................     10.1             2.9              2.1          15.1
Additional amounts provided during
  2001................................       --              --              0.8           0.8
Amounts paid during 2001..............     (9.6)           (2.9)            (2.9)        (15.4)
Amounts reversed during 2001..........     (0.5)             --               --          (0.5)
                                          -----           -----            -----        ------
Accrued restructuring costs at
  December 30, 2001...................    $  --           $  --            $  --        $   --
                                          =====           =====            =====        ======

     Also during 2000, as a result of the substantial completion of previously announced restructuring plans, the Company recognized restructuring credits of $6.3 million relating to 1999 and 1998 restructuring plans.

     Additionally, during 1999, the Company recognized a $23.5 million restructuring charge in connection with the closure and consolidation of certain facilities, underutilized assets and product lines. As of

December 30, 2001 and December 31, 2000, $2.0 million and $5.9 million, respectively, remained accrued for under this plan. Spending against this plan totaled $1.4 million and reversals totaled $2.5 million during the year ended December 30, 2001. During the year ended December 31, 2000, there were net reversals of $2.5 million and amounts paid totaled $12.4 million.

     Cash outlays during 2001 and 2000 were approximately $35.5 million and $31.2 million, respectively, for the above discussed plans.

NOTE 4:  OTHER EXPENSE

     Other expense, net consisted of the following:

                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Interest income.............................................  $ (3,730)  $ (3,874)
Interest expense............................................    37,730     37,418
Gains on sale of investments, net...........................    (4,274)    (1,294)
Other.......................................................      (561)       863
                                                              --------   --------
                                                              $ 29,165   $ 33,113
                                                              ========   ========

NOTE 5:  INCOME TAXES

     The components of income from continuing operations before income taxes for financial reporting purposes were as follows:

                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
U.S. .......................................................  $(18,641)  $ 38,315
Non-U.S. ...................................................   119,191    108,430
                                                              --------   --------
                                                              $100,550   $146,745
                                                              ========   ========

     The components of the provision for income taxes for continuing operations were as follows:

                                                              DEFERRED EXPENSE
                                                    CURRENT       (BENEFIT)        TOTAL
                                                    -------   -----------------   -------
                                                               (IN THOUSANDS)
2001
  Federal.........................................  $20,971        $ 1,995        $22,966
  State...........................................    1,732          2,516          4,248
  Non-U.S. .......................................   30,721          1,117         31,838
                                                    -------        -------        -------
                                                    $53,424        $ 5,628        $59,052
                                                    =======        =======        =======
2000
  Federal.........................................  $14,121        $12,571        $26,692
  State...........................................    3,405          2,968          6,373
  Non-U.S. .......................................   24,627         (1,317)        23,310
                                                    -------        -------        -------
                                                    $42,153        $14,222        $56,375
                                                    =======        =======        =======

     The total provision for income taxes included in the consolidated financial statements was as follows:

                                                               2001      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
Continuing operations.......................................  $59,052   $56,375
Discontinued operations.....................................   (2,427)    4,894
                                                              -------   -------
                                                              $56,625   $61,269
                                                              =======   =======

     The major differences between the Company's effective tax rate for continuing operations and the federal statutory rate were as follows:

                                                              2001   2000
                                                              ----   -----
Federal statutory rate......................................  35.0%   35.0%
Non-U.S. rate differential, net.............................  (9.8)  (12.6)
State income taxes, net.....................................   2.7     2.9
Nondeductible goodwill amortization.........................   7.2     8.1
Nondeductible in-process research and development...........  24.9     7.8
Change in valuation allowance...............................  (0.5)   (1.7)
Other, net including tax settlement.........................  (0.8)   (1.1)
                                                              ----   -----
Effective tax rate..........................................  58.7%   38.4%
                                                              ====   =====

     The tax effects of temporary differences and carryovers that gave rise to deferred income tax assets and liabilities as of December 30, 2001 and December 31, 2000 were as follows:

                                                                2001        2000
                                                              ---------   --------
                                                                 (IN THOUSANDS)
Deferred tax assets:
  Inventory reserves........................................  $   9,591   $  2,789
  Other reserves............................................     12,217     21,761
  Deferred income...........................................      1,152      6,179
  Vacation pay..............................................      4,303      5,478
  Tax attributes carryover..................................     52,691     22,698
  Post-retirement health benefits...........................      4,699      4,981
  Restructuring reserve.....................................     16,784     16,005
  In-process research and development.......................      9,916     10,726
  All other, net............................................     47,744     46,850
                                                              ---------   --------
Total deferred tax assets...................................    159,097    137,467
Deferred tax liabilities:
  Pension contribution......................................    (12,195)   (13,850)
  Amortization..............................................    (97,256)    (6,470)
  Depreciation..............................................    (29,631)   (39,209)
  All other, net............................................     (5,152)   (17,979)
                                                              ---------   --------
Total deferred tax liabilities..............................   (144,234)   (77,508)
Valuation allowance.........................................    (42,561)   (22,698)
                                                              ---------   --------
Net deferred tax assets and (liabilities)...................  $ (27,698)  $ 37,261
                                                              =========   ========

     At December 30, 2001, the Company had net operating loss carryovers totalling approximately $110.0 million and foreign tax credits of approximately $14.0 million subject to various carryforward periods. Based on the judgement of the Company, the valuation allowance takes into consideration limitations imposed upon the use of the tax attribute carryovers and reduces the value of such items to the likely net realizeable amount.

     Current deferred tax assets of $83 million and $62 million were included in other current assets at December 30, 2001 and December 31, 2000, respectively. Long-term deferred tax liabilities of $111 million and $24 million were included in long-term liabilities at December 30, 2001 and December 31, 2000, respectively.

     In general, it is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. With the exception of APB No. 23 reserves that have specifically been identified as relating to earnings expected to be repatriated, all earnings of foreign subsidiaries are treated as permanently reinvested.

     During the third quarter of 2001, the Company settled a U.S. Tax Court case and reached an audit settlement with the Internal Revenue Service. As a result, the Company received $2.5 million as a reduction to its 2001 full year tax expense.

NOTE 6:  DISCONTINUED OPERATIONS

     In June 2002, the Company completed the sale of its Security and Detection Systems business for cash consideration of approximately $100 million and a net working capital adjustment, the amount of which has yet to be finalized. A net pre-tax gain of $18.0 million was recorded pursuant to this transaction in the second quarter of 2002 as a gain on the disposition of a discontinued operation. The Company has accounted for its Security and Detection Systems business as a discontinued operation in accordance with APB No. 30, and accordingly, the results of operations and related cash flows of this business through the disposal date have been segregated from continuing operations and reported as a separate line on the Company's Consolidated Income Statements. The assets and liabilities of the Security and Detection Systems business are reflected within the assets and liabilities from discontinued operations in the accompanying Consolidated Balance Sheets for the periods prior to its sale and the resulting gain from the sale is presented as a component of net income within dispositions of discontinued operations, net of income tax on the Company's Consolidated Income Statements.

     During June 2002, the Company approved separate plans to shutdown its Telecommunications Components and sell its Entertainment Lighting businesses as part of its continued efforts to focus on higher growth opportunities. The results of these businesses were previously reported as part of the Optoelectronics segment. The Company has accounted for these businesses as discontinued operations in accordance with SFAS No. 144, and accordingly, has presented the results of operations and related cash flows of these businesses as discontinued operations for all periods presented. The assets and liabilities of these disposal groups have been presented separately and are reflected within the assets and liabilities from discontinued operations in the accompanying Consolidated Balance Sheets.

     Summary operating results of the discontinued operations of the Security and Detection Systems, Telecommunications Components and Entertainment Lighting businesses (through December 30, 2001) were as follows:

                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Sales.......................................................  $ 76,424   $157,285
Costs and expenses..........................................    83,620    150,547
                                                              --------   --------
Operating (loss) income from discontinued operations........    (7,196)     6,738
Other expense...............................................     6,124      8,994
                                                              --------   --------
Loss from discontinued operations before income taxes.......   (13,320)    (2,256)
(Benefit)/provision for income taxes........................    (3,960)     2,047
                                                              --------   --------
Loss from discontinued operations, net of income taxes......  $ (9,360)  $ (4,303)
                                                              ========   ========

NOTE 7:  EARNINGS PER SHARE

     Basic earnings per share was computed by dividing net income by the weighted-average number of common shares outstanding during the year. Diluted earnings per share was computed by dividing net income by the weighted-average number of common shares outstanding plus all potentially dilutive common shares outstanding, primarily shares issuable upon the exercise of stock options using the treasury stock method. The following table reconciles the number of shares utilized in the earnings per share calculations:

                                                               2001      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
Number of common shares -- basic............................  103,687    98,212
Effect of dilutive securities
  Stock options.............................................    2,700     4,022
  Restricted shares and other...............................      872        44
                                                              -------   -------
Number of common shares -- diluted..........................  107,259   102,278
                                                              =======   =======

     Options to purchase 8 million and 0.1 million shares of common stock were not included in the computation of diluted earnings per share for 2001 and 2000, respectively, because the options' exercise prices were greater than the average market price of the common shares and thus their effect would have been antidilutive. Additionally, the Company's zero coupon senior convertible debentures (see Note 13) are convertible into 10.8 million shares of the Company's common stock at December 30, 2001 at approximately $44.00 per share. Conversion of the debentures was not assumed in the computation of diluted earnings per share for 2001 and 2000 because the effect of assumed conversion would have been antidilutive.

NOTE 8:  ACCOUNTS RECEIVABLE

     Accounts receivable were net of reserves for doubtful accounts of $13.0 million and $13.3 million as of December 30, 2001 and December 31, 2000 respectively.

     During 2001, the Company established a wholly owned consolidated subsidiary to fund, on a revolving basis, certain of the Company's accounts receivable balances and simultaneously sell an undivided interest in this pool of receivables to a financial institution. As collections reduce the balance of sold accounts receivable, new receivables are sold. The Company's consolidated subsidiary retains the risk of credit loss on the receivables and accordingly, the full amount of the allowance for doubtful accounts has been provided for on the Company's balance sheet. Under the terms of this arrangement, the Company retains
                                       49
collection and administrative responsibilities for the balances. The facility is renewable by mutual agreement of the parties on an annual basis and has an effective interest rate of approximately LIBOR plus 30 basis points. Amounts funded under this facility during 2001 approximated $37 million. This amount has reduced the outstanding receivable balance. The facility includes conditions that require the Company to maintain a corporate credit rating of BB or above as defined by Standard & Poor's Rating Services, and Ba2 or above as defined by Moody's Investors Service. At November 22, 2002 the Company had a senior unsecured credit rating of BBB- from Standard & Poor's Rating Services, which is currently under review, and of Ba2 with a stable outlook from Moody's Investors Service.

NOTE 9:  INVENTORIES

     Inventories as of December 30, 2001 and December 31, 2000 consisted of the following:

                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Raw materials...............................................  $ 76,085   $ 71,140
Work in progress............................................    60,872     48,378
Finished goods..............................................   107,884     77,307
                                                              --------   --------
                                                              $244,841   $196,825
                                                              ========   ========

NOTE 10:  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at cost, as of December 30, 2001 and December 31, 2000 consisted of the following:

                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Land........................................................  $ 25,542   $ 26,058
Building and leasehold improvements.........................   140,100    143,046
Machinery and equipment.....................................   364,685    364,617
                                                              --------   --------
                                                              $530,327   $533,721
                                                              ========   ========

NOTE 11:  INVESTMENTS

     Investments as of December 30, 2001 and December 31, 2000 consisted of the following:

                                                               2001      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
Marketable securities.......................................  $15,716   $21,936
Joint venture and other investments.........................    2,481     4,290
                                                              -------   -------
                                                              $18,197   $26,226
                                                              =======   =======

     Marketable securities include equity and fixed-income securities held to meet obligations associated with the supplemental executive retirement plan. As of December 30, 2001, the fixed-income securities held within marketable securities had maturities of between 3 and 30 years.

     The net unrealized holding gain (loss) on marketable securities, net of deferred income taxes, reported as a component of accumulated other comprehensive income (loss) in stockholders' equity, was a $1.4 million loss and a $0.9 million gain at December 30, 2001 and December 31, 2000, respectively.

     Marketable securities classified as available for sale as of December 30, 2001 and December 31, 2000 consisted of the following:

                                                             GROSS UNREALIZED HOLDING
                                                  MARKET    ---------------------------
                                                   VALUE     COST     GAINS    (LOSSES)
                                                  -------   -------   ------   --------
2001
  Common stocks.................................  $ 8,865   $10,864   $   32   $(2,031)
  Fixed-income securities.......................    6,098     6,066       32        --
  Other.........................................      753       766       --       (13)
                                                  -------   -------   ------   -------
                                                  $15,716   $17,696   $   64   $(2,044)
                                                  =======   =======   ======   =======
2000
  Common stocks.................................  $17,356   $16,021   $1,689   $  (354)
  Fixed-income securities.......................    4,143     4,074       69        --
  Other.........................................      437       492       --       (55)
                                                  -------   -------   ------   -------
                                                  $21,936   $20,587   $1,758   $  (409)
                                                  =======   =======   ======   =======

NOTE 12:  INTANGIBLE ASSETS

     Intangible assets consist mainly of goodwill from acquisitions accounted for using the purchase method of accounting, representing the excess of cost over the fair market value of the net assets of the acquired businesses. Goodwill, net of accumulated amortization, was $1,034 million and $620 million at December 30, 2001 and December 31, 2000, respectively. Other identifiable intangible assets from acquisitions include patents, trademarks, trade names and developed technology and are being amortized over periods of 10-40 years. Other identifiable intangible assets, net of accumulated amortization, were $496 million and $258 million at December 30, 2001 and December 31, 2000, respectively. Intangible assets as of December 30, 2001 and December 31, 2000 were as follows:

                                                                 2001        2000
                                                              ----------   --------
                                                                 (IN THOUSANDS)
Goodwill....................................................  $1,109,041   $672,878
Other identifiable intangible assets........................     532,127    297,431
                                                              ----------   --------
                                                               1,641,168    970,309
Less: accumulated amortization..............................    (111,115)   (92,463)
                                                              ----------   --------
                                                              $1,530,053   $877,846
                                                              ==========   ========

     As previously discussed, the issuance of SFAS No. 142 resulted in the discontinuance of amortization goodwill and indefinite lived intangible effective December 31, 2001. Instead, these items will be tested on an annual basis for potential impairment by comparing the carrying value to the fair value of the reporting unit to which they are assigned. The impact of the adoption of SFAS No. 142 was an impairment charge totaling $117.8 million, which was recorded in January 2002.

NOTE 13:  DEBT

     Short-term debt at December 30, 2001 was $126.0 million, principally consisting of the notes assumed as part of the Packard transaction, which are discussed below. There were no commercial paper borrowings outstanding at December 30, 2001. Short-term debt at December 31, 2000 was $185.4 million and was comprised primarily of commercial paper borrowings. The weighted average interest rate on the commercial paper borrowings was 4.4% and 6.7%, during 2001 and 2000, respectively. Weighted average maturities were 20 days or less during 2001 and 60 days or less during 2000.

     The Company maintains two unsecured credit facilities. Both facilities were amended in September 2002. Prior to their amendment, the facilities consisted of a $270 million 364-day revolving credit facility (the "364-day facility") which will expire in March 2003, and a $100 million 5-year revolving credit facility (the "5-year facility") which will expire in March 2006. Borrowings outstanding under the 364-day facility at maturity may be converted, at the Company's option, into a one-year term note due in March 2004, subject to the Company's compliance with the facility's financial covenants.

     During September 2002, the Company significantly amended both facilities as follows:

     - the borrowing capacity under the 364-day facility was reduced from $270 million to $200 million;

     - provisions were added that would further reduce the borrowing capacity under the 364-day facility in amounts equal to:

       (A) 100% of any amounts used by the Company to repurchase zero coupon convertible debentures; and

       (B) 50% of the net proceeds received by the Company from future asset sales and capital market transactions, up to a maximum reduction of $100 million (which maximum will be increased, on a dollar-for-dollar basis, for every dollar of zero coupon convertible debentures repurchased by the Company) pursuant to this provision;

     - the spread over LIBOR on borrowings under the facilities increased by
       37.5 basis points;

     - the definition of EBITDA was clarified to exclude certain non-operating items; and

     - a new consolidated indebtedness leverage ratio was added.

     At December 30, 2001 and December 31, 2000, long-term debt was $598.1 million and $583.3 million, respectively. Included in these amounts are $115 million of unsecured ten-year notes issued in October 1995, which carry an interest rate of 6.8% and mature in 2005. During the fourth quarter of 2001, this fixed rate was swapped to a floating rate, resulting in an all-in cost of funds of 4.46% during 2001, an annualized reduction of 2.34% from the fixed rate. This interest rate swap instrument resets semi-annually in arrears based upon six month USD LIBOR. The fair value of this instrument as of December 30, 2001 was $(2.3) million, which is offset by a corresponding gain on the underlying bond. Other long term debt includes zero coupon senior convertible debentures described below which had a $483 million accreted value at 2001 and a $468 million accreted value at 2000. The carrying amount of the unsecured ten-year notes and senior subordinated ten-year notes approximated the estimated fair value at December 30, 2001, based on a quoted market price. The estimated fair value of the convertible debentures approximated $512 million at December 30, 2001, also based on a quoted market price.

     In August 2000, the Company sold zero coupon senior convertible debentures with an aggregate purchase price of $460 million. The Company used the offering's net proceeds of approximately $448 million to repay a portion of its commercial paper borrowings, which had been increased temporarily to finance the NEN acquisition. Deferred issuance costs of $12 million were recorded as a noncurrent asset and are being amortized over three years. The debentures, which were offered by a prospectus supplement pursuant to the Company's effective shelf registration statement, are due August 2020, and were priced with a yield to maturity of 3.5%. At maturity, the Company is required to repay $921 million, comprised of $460 million of original purchase price plus accrued original issue discount. The Company may redeem some or all of the debentures at any time on or after August 7, 2003 at a redemption price equal to the issue price plus the accrued original issue discount through the redemption date. Holders of the debentures may require the Company to repurchase some or all of the debentures in August 2003 and August 2010, or at any time when there is a change in control of the Company, as is customary and ordinary for debentures of this nature, at a repurchase price equal to the initial price to the public plus the accrued original issue discount through the date of the repurchase. The debentures are convertible into

10.8 million shares of the Company's common stock at December 30, 2001 at approximately $44.00 per share.

     During the September 2002, the Company repurchased a portion of its zero coupon convertible debentures due 2020 with a carrying amount of approximately $91.8 million for approximately $84.4 million. These transactions resulted in a gain of approximately $6.7 million net of a pro rata portion of deferred issuance costs.

     In November 2001, the Company completed its acquisition of Packard BioScience Company and assumed $118 million of senior subordinated ten-year notes issued in March 1997 at an interest rate of 9.375%. The Company redeemed the notes on March 1, 2002 at a rate of 104.688% in accordance with the indenture dated as of March 4, 1997. As a result, the Company recognized a pre-tax loss on the retirement of this debt totaling $5.5 million.

     On November 22, 2002, the Company launched a tender offer to retire the $115 million outstanding principal on the ten-year notes.

NOTE 14:  ACCRUED EXPENSES

     Accrued expenses as of December 30, 2001 and December 31, 2000 consisted of the following:

                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Payroll and incentives......................................  $ 34,580   $ 45,940
Employee benefits...........................................    43,513     46,952
Federal, non-U.S. and state income taxes....................    83,067     42,480
Other accrued operating expenses............................   266,390    194,299
                                                              --------   --------
                                                              $427,550   $329,671
                                                              ========   ========

NOTE 15:  EMPLOYEE BENEFIT PLANS

     Except where noted otherwise, the following employee benefit plan disclosures include amounts and information, on a combined basis, for both the continuing and discontinued operations of the Company.

     Savings Plan: The Company has a savings plan for the benefit of qualified U.S. employees. Under this plan, for all business units except those within Life Sciences, the Company contributes an amount equal to the lesser of 55% of the amount of the employee's voluntary contribution or 3.3% of the employee's annual compensation. For Life Sciences, the Company contributes an amount equal to the lesser of 100% of the employee's voluntary contribution or 5.0% of the employee's annual compensation. Savings plan expense charged to continuing operations was $5.8 million in 2001 and $4.2 million in 2000.

     Pension Plans: The Company has defined benefit pension plans covering substantially all U.S. employees except those employed by Life Sciences and non-U.S. pension plans for non-U.S. employees. The U.S. defined benefit pension plans were closed to new hires effective January 31, 2001. The plans provide benefits that are based on an employee's years of service and compensation near retirement. Assets of the U.S. plan are comprised primarily of equity and debt securities.

     Net periodic pension cost included the following components:

                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Service cost................................................  $  6,860   $  7,830
Interest cost...............................................    19,011     19,315
Expected return on plan assets..............................   (23,235)   (20,588)
Net amortization and deferral...............................      (460)      (486)
                                                              --------   --------
                                                              $  2,176   $  6,071
                                                              ========   ========

     The following table sets forth the changes in the funded status of the principal U.S. pension plan and the principal non-U.S. pension plans and the amounts recognized in the Company's consolidated balance sheets as of December 30, 2001 and December 31, 2000.

                                                    2001                  2000
                                             -------------------   -------------------
                                             NON-U.S.     U.S.     NON-U.S.     U.S.
                                             --------   --------   --------   --------
                                                          (IN THOUSANDS)
Actuarial present value of benefit
  obligations:
Accumulated benefit obligations............  $111,610   $157,573   $112,940   $162,809
                                             ========   ========   ========   ========
Projected benefit obligations at beginning
  of year..................................  $123,386   $174,351   $141,552   $171,106
Service cost...............................     2,020      4,840      3,206      4,624
Interest cost..............................     7,054     11,957      7,119     12,196
Benefits paid and plan expenses............    (5,535)   (13,077)    (5,607)    (9,677)
Participants' contributions................       540         --        194         --
Actuarial loss (gain)......................     4,616     (9,974)   (12,831)    (3,898)
Plan Amendments............................        --       (861)        --         --
Effect of exchange rate changes............    (6,778)        --    (10,210)        --
Dispositions...............................        --         --    (17,584)        --
Curtailment gain -- discontinued
  operations...............................    (2,672)        --         --         --
Acquisitions...............................     2,229         --     17,547         --
                                             --------   --------   --------   --------
Projected benefit obligations at end of
  year.....................................   124,860    167,236    123,386    174,351
                                             --------   --------   --------   --------
Fair value of plan assets at beginning of
  year.....................................    48,737    230,347     35,560    254,535
Actual return on plan assets...............    (5,228)    (8,685)     4,067    (14,038)
Benefits paid and plan expenses............    (5,535)   (13,077)    (5,607)    (9,677)
Employer contribution......................     5,133         --      4,437         --
Participant contribution...................       540         --        194         --
Effect of exchange rate changes............    (1,700)        --     (2,841)        --
Transfer out -- discontinued operations....        --         --     12,927       (473)
                                             --------   --------   --------   --------
Fair value of plan assets at end of year...    41,947    208,585     48,737    230,347
                                             --------   --------   --------   --------
Plan assets less (greater) than projected
  benefit obligations......................    82,913    (41,349)    74,649    (55,996)
Unrecognized net transition asset
  (obligation).............................      (277)        --       (322)       512
Unrecognized net prior service costs.......      (379)       623       (410)       (52)
                                             --------   --------   --------   --------
Unrecognized net gain (loss)...............     1,184      1,428      7,441     19,469
                                             --------   --------   --------   --------
Accrued pension liability (asset)..........  $ 83,441   $(39,298)  $ 81,358   $(36,067)
                                             ========   ========   ========   ========

                                                    2001                  2000
                                             -------------------   -------------------
                                             NON-U.S.     U.S.     NON-U.S.     U.S.
                                             --------   --------   --------   --------
                                                          (IN THOUSANDS)
Actuarial assumptions as of the year-end
  measurement date:
Discount rate..............................       5.7%       7.5%       6.0%       7.5%
Rate of compensation increase..............       3.4%       4.5%       3.4%       4.5%
Expected rate of return on assets..........       7.9%       9.0%       7.9%       9.0%

     Non-U.S. accrued pension liabilities classified as long-term liabilities totaled $80 million and $86 million as of December 30, 2001 and December 31, 2000, respectively. The U.S. pension asset was classified as other noncurrent assets.

     The Company also sponsors a supplemental executive retirement plan to provide senior management with benefits in excess of normal pension benefits. Effective July 31, 2000, this plan was closed to new entrants. At December 30, 2001 and December 31, 2000, the projected benefit obligations were $16.5 million and $16.4 million, respectively. Assets with a fair value of $8.0 million and $9.2 million segregated in a trust, were available to meet this obligation as of December 30, 2001 and December 31, 2000, respectively. Pension expense for this plan was approximately $1.1 million in 2001 and $2.0 million in 2000.

     Postretirement Medical Plans: The Company provides health care benefits for eligible retired U.S. employees under a comprehensive major medical plan or under health maintenance organizations where available. The majority of the Company's U.S. employees become eligible for retiree health benefits if they retire directly from the Company and have at least ten years of service. Generally, the major medical plan pays stated percentages of covered expenses after a deductible is met and takes into consideration payments by other group coverages and by Medicare. The plan requires retiree contributions under most circumstances and has provisions for cost-sharing charges. Effective January 1, 2000, this plan was closed to new hires. For employees retiring after 1991, the Company has capped its medical premium contribution based on employees' years of service. The Company funds the amount allowable under a 401(h) provision in the Company's defined benefit pension plan. Assets of the plan are comprised primarily of equity and debt securities.

     Net periodic post-retirement medical benefit cost (credit) included the following components:

                                                               2001      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
Service cost................................................  $   207   $   232
Interest cost...............................................      646       992
Expected return on plan assets..............................   (1,062)   (1,219)
Net amortization and deferral...............................     (674)   (1,516)
                                                              -------   -------
                                                              $  (883)  $(1,511)
                                                              =======   =======

     The following table sets forth the changes in the postretirement medical plan's funded status and the amounts recognized in the Company's consolidated balance sheets at December 30, 2001 and December 31, 2000.

                                                               2001      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
Actuarial present value of benefit obligations
Retirees....................................................  $10,651   $10,379
Active employees eligible to retire.........................      400       371
Other active employees......................................    2,804     2,117
                                                              -------   -------
Accumulated benefit obligations at beginning of year........   13,855    12,867
                                                              -------   -------
Service cost................................................      207       232
Interest cost...............................................      646       992
Benefits paid...............................................     (905)   (1,196)
Actuarial loss..............................................    1,315       430
Plan adjustments............................................   (6,109)      530
Curtailment gain -- discontinued operations.................     (115)       --
                                                              -------   -------
Change in accumulated benefit obligations during the year...   (4,961)      988
                                                              -------   -------
Retirees....................................................    5,720    10,651
Active employees eligible to retire.........................      422       400
Other active employees......................................    2,752     2,804
                                                              -------   -------
Accumulated benefit obligations at end of year..............    8,894    13,855
Fair value of plan assets at beginning of year..............   12,254    14,474
Actual return on plan assets................................     (422)     (590)
Benefits paid and plan expenses.............................   (1,377)   (1,630)
                                                              -------   -------
Fair value of plan assets at end of year....................   10,455    12,254
Fair value of plan assets (greater) less than accumulated
  benefit obligations.......................................   (1,561)    1,601
Unrecognized prior service costs............................    4,705      (489)
Unrecognized net gain.......................................    2,347     4,614
                                                              -------   -------
Accrued post-retirement medical liability...................  $ 5,491   $ 5,726
                                                              =======   =======
Actuarial assumptions as of the year-end measurement date
  Discount rate.............................................      7.5%      7.5%
  Expected rate of return on assets.........................      9.0%      9.0%
Healthcare cost trend rate:
First year..................................................     *          8.0%
Ultimate....................................................     *          5.5%
Time to reach ultimate......................................     *      3 years

---------------

* In 2001, the Company moved entirely to a defined dollar plan. Accordingly, such assumptions are no longer applicable.

     The accrued postretirement medical liability included $4.5 million and $4.7 million classified as long-term liabilities as of December 30, 2001 and December 31, 2000, respectively.

     Deferred Compensation Plans: During 1998, the Company implemented certain nonqualified deferred compensation programs that provide benefits payable to officers and certain key employees or their designated beneficiaries at specified future dates, upon retirement or death. Benefit payments under these plans are funded by a combination of contributions from participants and the Company. In 2000, this plan was extended to cover members of the Board of Directors.

NOTE 16:  COMMITMENTS AND CONTINGENCIES

     The Company is subject to various claims, legal proceedings and investigations covering a wide range of matters that arise in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company. The Company has established accruals for matters that are probable and reasonably estimable. Management believes that any liability that may ultimately result from the resolution of these matters in excess of amounts provided will not have a material adverse effect on the financial position, results of operations, cash flows of the Company.

     The Company and certain officers have been named as defendants in a class action lawsuit in which the plaintiffs have alleged various statements made by the Company and management were misleading with respect to the Company's prospects and future operating results. The Company believes it has meritorious defenses to the lawsuits and intends to contest the actions vigorously. The Company is currently unable, however, to reasonably estimate the amount of the loss, if any, that may result from resolution of these matters.

     In addition, the Company is conducting a number of environmental investigations and remedial actions at current and former Company locations and, along with other companies, has been named a potentially responsible party (PRP) for certain waste disposal sites. The Company accrues for environmental issues in the accounting period that the Company's responsibility is established and when the cost can be reasonably estimated. The Company has accrued $12.1 and $8.8 million as of December 30, 2001 and December 31, 2000, respectively, representing management's estimate of the total cost of ultimate disposition of known environmental matters. Such amount is not discounted and does not reflect the recovery of any amounts through insurance or indemnification arrangements. These cost estimates are subject to a number of variables, including the stage of the environmental investigations, the magnitude of the possible contamination, the nature of the potential remedies, possible joint and several liability, the timeframe over which remediation may occur and the possible effects of changing laws and regulations. For sites where the Company has been named a PRP, management does not currently anticipate any additional liability to result from the inability of other significant named parties to contribute. The Company expects that such accrued amounts could be paid out over a period of up to five years. As assessments and remediation activities progress at each individual site, these liabilities are reviewed and adjusted to reflect additional information as it becomes available. There have been no environmental problems to date that have had or are expected to have a material effect on the Company's financial position or results of operations. While it is reasonably possible that a material loss exceeding the amounts recorded may have been incurred, the preliminary stages of the investigations make it impossible for the Company to reasonably estimate the range of potential exposure.

NOTE 17:  STOCKHOLDERS' EQUITY

     Stock-Based Compensation: Under the 2001 Incentive Plan, 8.8 million additional shares of the Company's common stock were made available for option grants, restricted stock awards, performance units and other stock-based awards. Under the 1999 Incentive Plan, 7.0 million additional shares of the Company's common stock were made available for similar stock-based awards. At December 30, 2001, 3.6 million shares of the Company's common stock were reserved for employee benefit plans.

     The Company has nonqualified and incentive stock option plans for officers and key employees. Under these plans, options may be granted at prices not less than 100% of the fair market value on the date of grant. Options expire 7-10 years from the date of grant, and options granted become exercisable, in ratable installments, over periods of 3-5 years from the date of grant. The Compensation Committee of the Board of Directors, at its sole discretion, may also include stock appreciation rights in any option granted. There are no stock appreciation rights outstanding under these plans.

     The following table summarizes stock option activity for the two years ended December 30, 2001:

                                                   2001                        2000
                                         -------------------------   -------------------------
                                         NUMBER OF     WEIGHTED-     NUMBER OF     WEIGHTED-
                                          SHARES     AVERAGE PRICE    SHARES     AVERAGE PRICE
                                         ---------   -------------   ---------   -------------
                                                         (SHARES IN THOUSANDS)
Outstanding at beginning of year.......    9,650        $19.52         9,144        $11.77
Granted................................    9,315         30.31         5,564         25.39
Exercised..............................   (2,073)        12.41        (3,724)        10.12
Lapsed.................................     (907)        28.85        (1,334)        15.51
                                          ------        ------        ------        ------
Outstanding at end of year.............   15,985        $26.25         9,650        $19.52
                                          ======        ======        ======        ======
Exercisable at end of year.............    5,567        $17.43         2,490        $12.71

     The following table summarizes information about stock options outstanding at December 30, 2001:

                                                  OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                                           ----------------------------------   ----------------------------------
ACTUAL RANGE OF             NUMBER         WEIGHTED-AVERAGE      WEIGHTED-           NUMBER           WEIGHTED-
EXERCISE PRICES         OUTSTANDING AT         REMAINING          AVERAGE        EXERCISABLE AT        AVERAGE
150% INCREMENT         DECEMBER 30, 2001   CONTRACTUAL LIFE    EXERCISE PRICE   DECEMBER 30, 2001   EXERCISE PRICE
---------------        -----------------   -----------------   --------------   -----------------   --------------
$ 1.56 -- 1.57.......          3,860              2.0              $ 1.56               3,860           $ 1.56
$ 3.11 -- 4.23.......         92,384              3.0              $ 4.08              92,384           $ 4.08
$ 4.67 -- 5.28.......         30,249              3.9              $ 4.68              30,249           $ 4.68
$ 7.04 -- 10.16......        795,594              4.7              $ 8.64             711,934           $ 8.52
$10.77 -- 16.00......      2,955,190              6.0              $13.85           2,187,126           $13.77
$16.59 -- 24.15......      3,081,083              6.6              $19.81           1,921,203           $19.79
$25.05 -- 37.17......      6,806,840              6.3              $30.42             407,574           $29.36
$37.98 -- 56.59......      2,168,844              6.5              $46.19             179,649           $46.75
$57.22 -- 67.92......         51,248              7.7              $58.32              32,584           $58.32
                          ----------              ---              ------           ---------           ------
 $1.56 -- 67.92......     15,985,292              6.2              $26.25           5,566,563           $17.43

     During 2001, approximately 6,071,000 and 1,190,000 options were granted pursuant to the 2001 Incentive Plan and the 1999 Incentive Plan, respectively, at exercise prices ranging from $23.84 per share to $50.28 per share. The remaining options granted during 2001 were done so principally under plans associated with Packard. At December 30, 2001, there were 3,491,000 common shares available for grant under active equity plans.

     The weighted-average fair values of options granted during 2001 and 2000 were $14.40 and $9.91, respectively. The values were estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used in the model:

                                                              2001       2000
                                                              ----       ----
Risk-free interest rate.....................................  4.5%       6.5%
Expected dividend yield.....................................  1.0%       2.0%
Expected lives..............................................  4.0 years  3.7 years
Expected stock volatility...................................   50%        46%

     In April 1999, the Company's stockholders approved the 1998 Employee Stock Purchase Plan, whereby participating employees currently have the right to purchase common stock at a price equal to 85% of the lower of the closing price on the first day or the last day of the six-month offering period. The number of shares which an employee may purchase, subject to certain aggregate limits, is determined by the employee's voluntary contribution, which may not exceed 10% of base compensation. During 2001, the Company issued 449,082 shares under this plan at a weighted-average price of $23.40 per share. During 2000, the Company issued 420,534 shares under this plan at a weighted-average price of $21.82 per share. There remains available for sale to employees an aggregate of 3.4 million shares of the Company's stock out of 5 million shares authorized by the stockholders.

     The following table discloses pro forma net income and diluted earnings per share had compensation cost for the Company's stock-based compensation plans been determined based on the fair value approach:

                                                                2001        2000
                                                              ---------   ---------
                                                              (IN THOUSANDS EXCEPT
                                                                 PER SHARE DATA)
Net income:
  As reported...............................................   $34,505     $90,520
  Pro forma.................................................     8,216      77,635
Diluted earnings per share
  As reported...............................................   $  0.32     $  0.89
  Pro forma.................................................   $  0.08     $  0.76

     Pro forma compensation cost may not be representative of that to be expected in future years since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

     Employee Stock Purchase Plan: The Company has an Employee Stock Purchase Plan, whereby participating employees have the right to purchase common stock at a price equal to 85% of the lower of the closing price on the first day or the last day of the six-month offering period. The number of shares which an employee may purchase, subject to certain aggregate limits, is determined by the employee's voluntary contribution which may not exceed 10% of base compensation.

     Other: The Company has granted restricted stock awards to certain executive employees and directors which contain vesting provisions tied to certain Company performance metrics. The shares available under these awards are a component of the Company's 1999 Incentive Plan. The compensation associated with the fair value of these awards is charged to expense over the period that the performance targets are expected to be achieved. During 2001 and 2000, $3.5 million and $4.2 million, respectively, was charged to expense related to the restricted shares awarded under this program. The total number of common shares outstanding and subject to forfeiture under the restricted stock program totaled 400,000 at December 30, 2001 and 390,000 at December 31, 2000.

     Shareholder Rights Plan: Under a Shareholder Rights Plan, preferred stock purchase rights were distributed on February 8, 1995 as a dividend at the rate of one right for each share of common stock outstanding. Each right, when exercisable, entitles a stockholder to purchase one one-thousandth of a share of a new series of junior participating preferred stock at a price of $30. The rights become exercisable only if a person or group acquires 20% or more or announces a tender or exchange offer for 30% or more of the Company's common stock. This preferred stock is nonredeemable and will have 1,000 votes per share. The rights are nonvoting, expire in 2005 and may be redeemed prior to becoming exercisable. The Company has reserved 70,000 shares of preferred stock, designated as Series C Junior Participating Preferred Stock, for issuance upon exercise of such rights. If a person (an Acquiring Person) acquires or obtains the right to acquire 20% or more of the Company's outstanding common stock (other than pursuant to certain approved offers), each right (other than rights held by the Acquiring Person) will entitle the holder to purchase shares of common stock of the Company at one-half of the current market price at the date of occurrence of the event. In addition, in the event that the Company is involved in a merger or other business combination in which it is not the surviving corporation or in connection with which the Company's common stock is changed or converted, or it sells or transfers 50% or more of its assets or earning power to another person, each right that has not previously been exercised will entitle its holder to purchase shares of common stock of such other person at one-half of the current market price of such common stock at the date of the occurrence of the event.

     Comprehensive Income: The components of accumulated other comprehensive income (loss) were as follows:

                                  FOREIGN                                            ACCUMULATED
                                 CURRENCY     UNREALIZED GAINS   UNREALIZED GAINS       OTHER
                                TRANSLATION    ON DERIVATIVE       (LOSSES) ON      COMPREHENSIVE
                                ADJUSTMENTS     INSTRUMENTS         SECURITIES      INCOME (LOSS)
                                -----------   ----------------   ----------------   -------------
                                                         (IN THOUSANDS)
Balance, January 3, 2000......   $(14,461)         $   --            $   421          $(14,040)
Current year change...........    (25,484)             --                482           (25,002)
                                 --------          ------            -------          --------
Balance, December 31, 2000....    (39,945)             --                903           (39,042)
Current year change...........   $(20,976)         $1,407            $(2,329)         $(21,898)
                                 --------          ------            -------          --------
Balance, December 30, 2001....   $(60,921)         $1,407            $(1,426)         $(60,940)
                                 ========          ======            =======          ========

     The tax effects related to each component of other comprehensive income
(loss) were as follows:

                                                   TAX BEFORE-TAX   (PROVISION)   AFTER-TAX
                                                       AMOUNT         BENEFIT      AMOUNT
                                                   --------------   -----------   ---------
                                                                (IN THOUSANDS)
2001
Foreign currency translation adjustments.........     $(20,976)       $   --      $(20,976)
Unrealized gains on derivative instruments.......        1,407            --         1,407
Unrealized gains (losses) on securities:
  Losses arising during the period...............       (3,709)        1,271        (2,438)
  Reclassification adjustment for realized losses
     included in net income......................          167           (58)          109
                                                      --------        ------      --------
Net unrealized losses on securities..............       (3,542)        1,213        (2,329)
                                                      --------        ------      --------
Other comprehensive income (loss)................     $(23,111)       $1,213      $(21,898)
                                                      ========        ======      ========
2000
Foreign currency translation adjustments.........     $(25,484)       $   --      $(25,484)
Unrealized gains on securities:
  Gains arising during the period................          673          (192)          481
  Reclassification adjustment for realized losses
     included in net income......................            1            --             1
                                                      --------        ------      --------
Net unrealized gains.............................          674          (192)          482
                                                      --------        ------      --------
Other comprehensive income (loss)................     $(24,810)       $ (192)      (25,002)
                                                      ========        ======      ========

NOTE 18:  FINANCIAL INSTRUMENTS

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. The Company believes it had no significant concentrations of credit risk as of December 30, 2001.

     In the ordinary course of business, the Company enters into foreign exchange contracts for periods consistent with its committed exposures to mitigate the effect of foreign currency movements on transactions denominated in foreign currencies. Transactions covered by hedge contracts include intercompany and third-party receivables and payables. The contracts are primarily in European and Asian currencies, generally have maturities that do not exceed 12 months, have no cash requirements until maturity and are recorded at fair value on the consolidated balance sheet. Credit risk and market risk are minimal as the foreign exchange instruments are contracted with major banking institutions. Gains and losses on the Company's foreign currency contracts are recognized immediately in earnings for hedges designated as fair value and, for hedges designated as cash flow, the related unrealized gains or losses are deferred as a component of other comprehensive income in the accompanying consolidated balance sheet. These deferred gains and losses are recognized in income in the period in which the underlying anticipated transaction occurs. Effectiveness of these cash flow hedges is measured utilizing the cumulative dollar offset method and is reviewed quarterly. For the year ended December 30, 2001, net losses from hedges reclassified from other comprehensive income to revenue and expense totaled $36,000. The notional amount of the outstanding foreign currency contracts was approximately $280 million as of December 30, 2001 and $190 million at December 31, 2000. At December 30, 2001, the approximate fair value for foreign currency derivative instruments designated as fair value hedges was $560,000. The approximate fair value for foreign currency derivative instruments designated as cash flow hedges was $380,000 and is recorded in other current assets with the offset to other comprehensive income. This gain will be recognized in earnings over the next 12 months. At January 1, 2001, the fair value of all derivative instruments was not significant. Accordingly, when the Company adopted the provisions of SFAS No. 133, there was no cumulative effect adjustment recorded.

NOTE 19:  LEASES

     The Company leases certain property and equipment under operating leases. Rental expense charged to continuing operations for 2001 and 2000 amounted to $20.5 million and $17.6 million, respectively. Minimum rental commitments under noncancelable operating leases are as follows: $22.2 million in 2002, $19.2 million in 2003, $16.8 million in 2004, $13.4 million in 2005, $14.1 million in 2006 and $132.7 million after 2006.

     Included in the lease commitments is a six-year operating lease agreement signed in 2000 for a facility in the Optoelectronics segment. At the end of the lease term, the Company, at its option, may: (i) renew the lease; (ii) purchase the property at a price equal to the lessor's original cost (approximately $30 million); or (iii) allow the lease to expire and cause the property to be sold. The Company's ability to cause the property to be sold depends upon its compliance with certain terms of the lease. In September 2002, the lease was amended. The effect of the amendment was to accelerate the termination date of the lease to the earlier of the sale of the Fluid Sciences business or February 28, 2003. As a result, at termination the Company either must purchase the building or secure alternative financing.

NOTE 20:  INDUSTRY SEGMENT AND GEOGRAPHIC AREA INFORMATION

     The Company's businesses are reported as three reportable segments which reflect the Company's management and structure under three strategic business units ("SBUs"). The accounting policies of the reportable segments are the same as those described in Note 1. The Company evaluates the performance of its operating segments based on operating profit. Intersegment sales and transfers are not significant.

     The operating segments and their principal products and services are:

          Life Sciences: Provider of drug discovery, genetic screening and chemical analysis tools and instrumentation used in daily applications for scientific research and clinical applications.

          Analytical Instruments: Analytical tools employing technologies such as molecular and atomic spectroscopy, high-pressure liquid chromatography, gas chromatography and thermal analysis.

          Optoelectronics: A broad spectrum of digital imaging, sensor and specialty lighting components to customers in a wide variety of industries, including the biomedical and consumer products markets.

          Fluid Sciences: Products and services providing critical sealing and fluid containment products and services for the aerospace, semiconductor and power generation markets, as well as engine lubricant testing services.

     Sales and operating profit by segment for the three years ended December 30, 2001 are shown in the table below:

                                                                 2001         2000
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
LIFE SCIENCES
Sales.......................................................  $  346,110   $  221,401
Operating (loss)............................................     (46,366)      (3,636)

ANALYTICAL INSTRUMENTS
Sales.......................................................     568,373      617,699
Operating profit............................................      77,755       56,076

OPTOELECTRONICS
Sales.......................................................     380,227      447,129
Operating profit............................................      51,268       96,126

FLUID SCIENCES
Sales.......................................................     230,629      251,753
Operating profit............................................      57,272       45,071

OTHER
Sales.......................................................          --           --
Operating (loss)............................................     (10,214)     (13,779)

CONTINUING OPERATIONS
Sales.......................................................  $1,525,339   $1,537,982
Operating profit............................................  $  129,715   $  179,858

     The Company's Detection and Security Systems business (formerly included in the Analytical Instruments segment) Telecommunications Components business and Entertainment Lighting business (both formerly included in the Optoelectronics segment) are presented as discontinued operations and, therefore, are not included in the preceding table.

     Additional information relating to the Company's operating segments is as follows:

                                                   DEPRECIATION AND
                                                 AMORTIZATION EXPENSE    CAPITAL EXPENDITURES
                                                 ---------------------   ---------------------
                                                   2001        2000        2001        2000
                                                 ---------   ---------   ---------   ---------
                                                                (IN THOUSANDS)
Life Sciences..................................   $34,887     $17,719     $17,691     $16,239
Analytical Instruments.........................    17,952      21,172      32,295       3,881
Optoelectronics................................    23,182      23,839      27,892      27,323
Fluid Sciences.................................    11,036      10,664       9,242      10,895
Other..........................................     1,415         859       7,262         956
                                                  -------     -------     -------     -------
Continuing operations..........................   $88,472     $74,253     $94,382     $59,294
                                                  =======     =======     =======     =======

                                                                   TOTAL ASSETS
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Life Sciences...............................................  $1,051,667   $  600,168
Analytical Instruments......................................     591,752      726,109
Optoelectronics.............................................     471,193      462,616
Fluid Sciences..............................................     121,040      123,096
Other.......................................................     550,117      169,204
Net current and long-term assets of discontinued
  operations................................................     184,169      179,567
                                                              ----------   ----------
                                                              $2,969,938   $2,260,760
                                                              ==========   ==========

     The following geographic area information for continuing operations includes sales based on location of external customer and net property, plant and equipment based on physical location:

                                                                 2001         2000
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
U.S. .......................................................  $  731,053   $  697,992
United Kingdom..............................................      94,265       97,130
Germany.....................................................      93,117       99,342
Japan.......................................................      85,800       77,062
France......................................................      51,814       51,788
Italy.......................................................      52,475       55,047
Other non-U.S. .............................................     416,815      459,621
                                                              ----------   ----------
                                                              $1,525,339   $1,537,982
                                                              ==========   ==========

                                                              NET PROPERTY, PLANT AND
                                                                     EQUIPMENT
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
U.S. .......................................................   $160,523     $139,232
Canada......................................................     35,203       19,051
Singapore...................................................     15,600       12,002
United Kingdom..............................................     14,746       12,836
Philippines.................................................      7,960        8,646
China.......................................................      6,397        5,014
Other non-U.S. .............................................     42,195       65,661
                                                               --------     --------
                                                               $282,624     $262,442
                                                               ========     ========

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits

EXHIBIT NO.           DESCRIPTION
-----------           -----------

23.1                  Independent Auditors' Consent.

99.1                  Press Release, dated November 29, 2002.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             PERKINELMER, INC.


Date: December 2, 2002                        By: /s/ Robert F. Friel
                                                 -------------------------------
                                                   Robert F. Friel
                                                   Senior Vice President and
                                                   Chief Financial Officer

                                  EXHIBIT INDEX


EXHIBIT NO.         DESCRIPTION
-----------         -----------

23.1                Independent Auditors' Consent.

99.1                Press Release, dated November 29, 2002.